   As filed with the Securities and Exchange Commission on December 17, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                                ---------------
                             HOMEGROCER.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                ---------------

             Delaware                            5411                          91-1863408
 (State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)         Identification Number)

                            10230 N.E. Points Drive
                          Kirkland, Washington 98033
                                (425) 201-7500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                               Mary Alice Taylor
                             HomeGrocer.com, Inc.
                            Chief Executive Officer
                            10230 N.E. Points Drive
                          Kirkland, Washington 98033
                                (425) 201-7500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  COPIES TO:

            William W. Ericson, Esq.                        Daniel G. Kelly, Jr., Esq.
            Sonya F. Erickson, Esq.                           DAVIS POLK & WARDWELL
               VENTURE LAW GROUP                               1600 El Camino Real
           A Professional Corporation                          Menlo Park, CA 94025
              4750 Carillon Point
               Kirkland, WA 98033

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                            Proposed Maximum
            Title Of Each Class Of Securities              Aggregate Offering     Amount Of
                    To Be Registered                            Price(1)      Registration Fee
----------------------------------------------------------------------------------------------
Common Stock, par value $0.001..........................      $250,000,000         $66,000

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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                               Explanatory Note

   This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of           shares of common stock. The second prospectus relates
to a concurrent offering outside the United States and Canada of an aggregate
of           shares of common stock. The prospectuses for each of the U.S.
offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued               , 2000

                                        Shares

                            [LOGO OF HOMEGROCER.COM]

                                  Common Stock

                                 ------------

HomeGrocer.com, Inc. is offering              shares of common stock. This is
our initial public offering and no public market currently exists for our shares.

                                 ------------

We will apply to list our common stock on the Nasdaq National Market under the symbol "HOMG."

                                 ------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                 ------------

                              PRICE $      A SHARE

                                 ------------

                                                    Underwriting
                                          Price to  Discounts and  Proceeds to
                                           Public    Commissions  HomeGrocer.com
                                          --------  ------------- --------------
Per Share................................   $           $             $
Total.................................... $           $             $

HomeGrocer.com has granted the underwriters the right to purchase up to an
additional     shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on          , 2000.

                                 ------------

MORGAN STANLEY DEAN WITTER                          DONALDSON, LUFKIN & JENRETTE

HAMBRECHT & QUIST

                  BANC OF AMERICA SECURITIES LLC

                                                            J.C. BRADFORD & CO.

     , 2000

The gatefold includes color photographs of the following:

     1.  Screen shots of HomeGrocer's web site;
     2.  A customer sitting at a computer;
     3. HomeGrocer.com employees performing tasks in a customer fulfillment center;
     4.  A HomeGrocer.com truck driving through a neighborhood;
     5. A HomeGrocer.com delivery person bringing bags of groceries to a customer's counter; and
     6.  Various food items.

                               TABLE OF CONTENTS

                                      Page                                          Page
                                      ----                                          ----
Prospectus Summary..................    4      Business...........................   30
Risk Factors........................    7      Management.........................   43
Special Note Regarding Forward-                Related Party Transactions.........   55
 Looking Statements.................   20      Principal Stockholders.............   58
Use of Proceeds.....................   20      Description of Capital Stock.......   60
Dividend Policy.....................   20      Shares Eligible for Future Sale....   63
Capitalization......................   21      Material U.S. Federal Tax
Dilution............................   22       Considerations for Non-U.S.
Selected Financial Data.............   23       Holders...........................   65
Management's Discussion and Analysis           Underwriters.......................   67
 of Financial Condition and Results            Legal Matters......................   69
 of Operations......................   24      Experts............................   69
                                               Additional Information Available
                                                to You............................   70
                                               Index to Financial Statements......  F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

   For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

   Until      , 1999, 25 days after commencement of the offering, all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   "HomeGrocer," "HomeGrocer.com," "Peach Party," "here comes the grocery store" and the HomeGrocer.com corporate logo are trademarks of HomeGrocer.com. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

   Unless otherwise indicated, all information contained in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  . assumes our anticipated reincorporation from Delaware to Washington upon effectiveness of this offering;

  . reflects the 2-for-1 stock split of the common stock effected in November 1999; and

  . gives effect to the conversion of all outstanding shares of preferred stock into 73,206,738 shares of common stock effective upon the closing of this offering.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding HomeGrocer.com and our financial statements and the related notes appearing elsewhere in this prospectus.

                                  THE COMPANY

   HomeGrocer.com is a leading Internet retailer of grocery and other consumer products. We operate our own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with traditional store prices. Our goals are to expand nationally and to be our customers' preferred regular provider of household consumables.

   We have rapidly expanded since our initial launch of service in June 1998 and currently serve customers in three markets: Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We expect to begin service in eight to ten additional metropolitan areas in the next 12 months. Our technology and the design of our customer fulfillment centers, or CFCs, permit us to rapidly expand our service into new markets.

   Our web site, www.homegrocer.com, features an extensive product selection, including the freshest available fruit, vegetables, dairy products, baked goods, meat and fish and a wide assortment of non-perishable items and household products. We also offer health and beauty products, wine and beer, fresh flowers, pet products, home office supplies, postage stamps, seasonal items and top-selling books, video games and movies. Our professional buyers purchase the highest quality products available from premium specialty suppliers and local sources, in addition to national suppliers.

   We believe that our emphasis on high-quality customer service has created significant brand awareness and loyalty for the HomeGrocer.com shopping experience. We have made deliveries to over 50,000 households since inception. We believe that our core grocery business provides us with a strong platform to expand into other product and service areas.

   Our management team has extensive technology, grocery and merchandising experience, as well as experience in developing national distribution and delivery systems. Amazon.com, our largest shareholder, will introduce our service to its customers residing in our service areas under our agreement with them. Our other shareholders include affiliates of a number of leading e-commerce investors such as Hummer Winblad Venture Partners, Kleiner Perkins Caufield & Byers, The Barksdale Group, Madrona Investment Group and Liberty Media.

   We were incorporated in British Columbia, Canada in January 1997, reincorporated in Delaware in September 1997 and plan to reincorporate in Washington in the first quarter of 2000. Our principal executive offices are located at 10230 N.E. Points Drive, Kirkland, Washington 98033, and our telephone number is (425) 201-7500. Information contained in our web site at www.homegrocer.com does not constitute part of this prospectus.

                                  THE OFFERING

 Common stock offered.......................            shares
 Common stock to be outstanding after the
  offering..................................            shares
 Use of proceeds............................ Finance the first phase of a national expansion, including the establishment of
                                             new customer fulfillment centers, and other
                                             general corporate purposes
 Proposed Nasdaq National Market symbol..... HOMG

   The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at November 30, 1999. This number does not take into account 7,354,722 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.31 per share, 2,749,248 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $1.00 per share and 2,509,142 shares of common stock available for grant under our stock plans at November 30, 1999.

                             SUMMARY FINANCIAL DATA

   The following table contains summary financial data for HomeGrocer.com. You should read this information along with our financial statements and related notes included elsewhere in this prospectus.

                             51 Weeks From    52 Weeks    39 Weeks    39 Weeks
                            January 15, 1997   Ended       Ended       Ended
                             (Inception) to  January 2,  October 3,  October 2,
                            January 3, 1998     1999        1998        1999
                            ---------------- ----------  ----------  ----------
                                (in thousands, except share and per share
                                                amounts)
Statement of Operations
 Data:
Net sales.................     $      --     $    1,094  $      299  $   10,886
Cost of sales.............            --          1,018         281       8,919
                               ----------    ----------  ----------  ----------
  Gross profit............            --             76          18       1,967
Selling, general, and
 administrative expenses..          1,064         7,455       4,427      28,005
Stock-based compensation
 expense..................            230           412         250      13,667
                               ----------    ----------  ----------  ----------
  Loss from operations....         (1,294)       (7,791)     (4,659)    (39,705)
Other income/(expense),
 net......................            (61)         (118)       (156)        569
                               ----------    ----------  ----------  ----------
  Net loss................     $   (1,355)   $   (7,909) $   (4,815) $  (39,136)
                               ==========    ==========  ==========  ==========
Pro forma basic and
 diluted net loss per
 share (1)................     $    (0.14)   $    (0.34) $    (0.26) $    (0.68)
                               ==========    ==========  ==========  ==========
Weighted average shares
 outstanding used to
 compute pro forma basic
 and diluted net loss per
 share (1)................     10,034,721    23,046,228  18,454,537  57,813,650
                               ==========    ==========  ==========  ==========

   The actual column in the following table sets forth HomeGrocer.com's summary balance sheet data as of October 2, 1999. The pro forma column reflects the sale of 8,062,726 shares of redeemable preferred stock subsequent to October 2, 1999 for $46.8 million and the lapse of the redemption provision on the Series D preferred stock leading to its reclassification as shareholders' equity. The pro forma as adjusted column reflects the conversion of all outstanding shares of preferred stock into 73,206,738 shares of common stock and the sale of shares of our common stock in this offering at an initial public
offering price of $     per share and the application of our estimated net
proceeds.

                                                       At October 2, 1999
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                   Actual   Forma   As Adjusted
                                                  -------- -------- -----------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................ $ 67,402 $114,166   $
Working capital..................................   63,780  110,544
Total assets.....................................  106,013  152,777
Long-term obligations, less current portion......    2,956    2,956    2,956
Redeemable preferred stock.......................   59,773      --       --
Total shareholders' equity.......................   31,406  137,943

--------
(1) See note 1 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

                                 RISK FACTORS

   This offering and an investment in our common stock involves a high degree of risk. You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline if any of these risks materializes, and investors could lose all or part of their investment. You also should refer to the other information appearing elsewhere in this prospectus, including our financial statements and the related notes.

We are an early stage company operating in the e-commerce market, which makes it difficult for investors to evaluate our business and prospects.

   Prior to June 1998, we were focused on developing our web site and constructing and equipping our first customer fulfillment center, or CFC, serving the Seattle, Washington area. We did not begin commercial operations in the Seattle area until June 1998, the Portland, Oregon area until May 1999, and the Orange County, California area until September 1999. Our limited operating history makes it difficult to evaluate our financial results and future plans. You must consider our business and prospects in light of the risks and difficulties we encounter as an early stage company in the new and rapidly evolving market of e-commerce. These risks and difficulties include, but are not limited to:

  .  a complex and unproven business system;

  .  lack of sufficient customers, orders, sales or cash flow;

  .  insufficient density of customers in our geographic markets;

  .  difficulties in managing rapid growth in personnel and operations;

  .  inability to achieve labor efficiencies to serve customers profitably;

  . high capital expenditures associated with our CFCs, delivery trucks, systems and technologies;

  .  significant start-up losses incurred in opening new CFCs; and

  . lack of widespread acceptance of the Internet as a means of purchasing groceries and other consumer products.

   We cannot be certain that our business will be successful or that we will be able to address these risks. Our failure to address any of the risks described above could hurt our business.

If a sufficient number of grocery shoppers do not accept our Internet solution, we may never become profitable.

   We have not operated profitably to date. If we do not achieve and maintain customer volumes and sufficient density of our deliveries in our market areas at a reasonable cost, we will not be able to increase our revenues or achieve profitability. The market for e-commerce is new and rapidly evolving. It is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly in the home delivery industry. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a means of buying groceries and other products and services. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for groceries and other consumer products. Even if we are successful in attracting online customers, we expect that it may take several years to achieve a sufficient base of customers in a given market. Specific factors that could prevent widespread customer acceptance include:

  . prolonged delivery time compared to the immediate receipt of products at a traditional store;

  . perceptions that online delivery services are premium services and therefore may be more expensive than traditional grocery stores;

  . customers' desire to see and touch products, particularly fresh produce, prior to purchase;

  .  product selection that is less varied than customers desire;

  .  perceived or actual lack of security or privacy of online transactions;
     and

  .  difficulties in making accurate and timely deliveries to customers.

   Moreover, the growth of our business will depend on the growth of the number of consumers who have access to personal computers or other systems that can access the Internet. If e-commerce, especially in the grocery industry, does not achieve high levels of demand and market acceptance, we may never become profitable.

Our customer fulfillment center and delivery service model may not be readily or cost-effectively replicable in additional geographic markets; as a result, we may fail to expand our business effectively.

   A critical part of our business strategy is to expand our business by opening CFCs in additional geographic markets at a rapid pace. Our expansion strategy is dependent upon our ability to replicate our CFC and delivery service model in a timely and cost-effective manner. Our strategy of using portable proprietary technology to quickly open CFCs in pre-existing warehouses may not be as effective as we anticipate. Because our three principal CFCs have been operational for less than six months, we have not yet demonstrated whether our CFCs and delivery service model are in fact readily and cost-effectively replicable for long-term use or across additional markets.

   Our ability to successfully and cost-effectively build our business system in additional geographic markets will also depend upon a number of factors, including:

  . the availability of appropriate and affordable sites that can accommodate our CFCs;

  . our ability to obtain zoning and other types of permits for our new facilities without substantial delays;

  . our ability to construct CFCs or make tenant improvements at our leased CFC sites without delay or cost overruns;

  . the availability of, or delays in obtaining, trucks and other equipment necessary to expand our service;

  . our ability to successfully and cost-effectively hire and train qualified employees; and

  . our ability to develop relationships with local and regional distributors, vendors and other product providers to ensure a reliable and cost-effective supply of products.

The number, timing and cost of opening new CFCs are dependent on these factors and are therefore uncertain.

   The launch of the HomeGrocer.com service in additional metropolitan locations may also require us to expand and upgrade our technology infrastructure and business systems, including our integrated set of software tools and business processes for delivery management, web site production, customer service and order fulfillment. Our existing technology may not be able to accommodate increased volumes of traffic and transactions that may arise in the future from our expansion into other metropolitan locations. Upgrading our current technology could result in material expenses. Also, the strain placed on our resources by simultaneous launches of the HomeGrocer.com service in multiple metropolitan locations may jeopardize future scheduled launches or the quality of our service in a particular location. If we fail to launch our service in new markets in a timely and cost effective manner or if the market fails to accept our new services, we may not generate the revenue we expect, and we could incur substantial additional operating costs.

We may incur unexpected costs or face substantial delays in finding adequate facilities for our customer fulfillment centers, which could hurt our business.

   Much of our expansion is dependent on our ability to locate and lease suitable sites for additional CFCs. We may be unable to find adequate facilities to lease that meet our timing, location and cost expectations. Even if we are able to locate an adequate facility, we may face additional delays and costs in negotiating and reviewing the lease agreement, examining the site for compliance with governmental regulations, such as zoning and environmental compliance, and procuring the necessary permits for our operation. If we incur significant unexpected costs or face substantial delays in finding adequate facilities for our CFCs, we may never achieve profitability.

We have limited experience in managing geographically diverse operations, which may inhibit our growth.

   Although we have expanded geographically, we have limited experience operating in multiple regions or in managing multiple CFCs. Accordingly, the success of our current and planned expansion will depend upon a number of factors, including:

  . our ability to integrate the operations of new CFCs into our existing operations;

  . our ability to coordinate and manage distribution operations in multiple, geographically distant locations; and

  . our ability to establish and maintain adequate management and information systems and financial controls.

   Our failure to successfully address these factors could inhibit our growth.

If we encounter operational difficulties, systems interruptions or capacity constraints, our business could suffer adverse publicity, erosion of customer trust and loss of income.

   To the extent that customer traffic grows substantially, we will need to expand the capacity of our web site and transaction processing systems to accommodate a larger number of customers. If we are unable to scale our systems, we may suffer from unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. We may not accurately predict the rate or timing of increases in the use of our web site to allow us to effectively upgrade or expand our transaction processing systems.

   The satisfactory performance, reliability and availability of our web site and transaction processing systems are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. Any future systems interruption that results in the unavailability of our web site or reduces order fulfillment performance could result in negative publicity and reduce the volume of goods sold.

   In addition, our business relies on complex systems to manage the process from the receipt of orders to the delivery of goods to our customers. We have, from time to time, experienced operational "bugs" in our systems and technologies that have resulted in order errors, such as missing items and delays in deliveries. Operational bugs may arise from one or more factors including mechanical equipment failures, computer server or system failures, network outages, software bugs, power failures and human error. We may not be able to correct every problem in a timely manner. We expect bugs to continue to occur from time to time and our operations may experience significant inefficiencies or failures. If we are unable to meet customer demand or service expectations as a result of operational issues, we may be unable to develop customer relationships that result in repeat orders, which would hurt our business.

   In addition, our communications hardware and certain of our other computer hardware operations are located at a web site hosting provider in Seattle, Washington. The hardware for our warehouse management and inventory system is maintained in our corporate data center in Kirkland, Washington. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems or cause them to fail completely. Problems faced by our hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including HomeGrocer.com, could adversely impact the customer shopping experience and, consequently, our business. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

We anticipate significant increases in our operating expenses and continuing losses for the next several years.

   We incurred net losses of $7.9 million for the fiscal year ended January 2, 1999 and $39.1 million for the 39 weeks ended October 2, 1999. Because we intend to open numerous CFCs over the next few years in connection with our planned expansion and because our CFCs historically lose money over the first several quarters, we anticipate that our net losses for the fiscal year ended December 31, 2000 will be significantly greater than in prior years. Specifically, the expansion will require us to continue to incur significant capital and operating expenses for many items, including:

  .  equipment for new CFCs in additional geographic markets;

  . a sufficient number of delivery vehicles per CFC to meet customer demand;

  .  continued expansion and development of operations at our existing CFCs;

  .  increases in personnel at our current and future CFCs;

  .  brand development, marketing and other promotional activities; and

  . continued development of our computer network, web site, warehouse management and order fulfillment systems and delivery infrastructure.

   As a result, we expect to continue to experience substantial operating losses on a quarterly and annual basis for the foreseeable future. To achieve profitability, we must accomplish most or all of the following objectives:

  . substantially increase our number of new and repeat customers and the number of orders placed by them;

  .  increase our average order size;

  . increase the geographic density of our customer orders, so as to make our delivery system more efficient;

  . expand into new markets to spread our corporate overhead and web site maintenance costs over a larger base; and

  .  achieve service and warehousing efficiencies.

   We may not be able to achieve these objectives. Because of the significant capital and operating expenses associated with our expansion plan and the need for an increased number of CFCs, our overall losses will increase significantly from current levels. However, if we fail to expand our service as planned, we may be unable to establish the base of customers and levels of efficiency we need to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase this profitability on a quarterly or annual basis in the future. If we cannot achieve or sustain profitability, we may not be able to meet our working capital requirements, which would inhibit our growth.

We will need substantial additional capital to fund our planned expansion, and we cannot be sure that additional financing will be available.

   We require substantial amounts of working capital to fund our business. In addition, the opening of new CFCs and the continued development of our order fulfillment and delivery systems require significant amounts of capital. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. We expect to require substantial additional capital to fund our expansion program and operating expenses beyond those raised in this offering. Our future capital needs will be highly dependent on the number and actual cost of additional CFCs we open, the timing of openings and the success of our facilities once they are launched. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our expansion plans or sell assets. Any of these events would have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits. In addition, if we raise additional funds through the issuance of equity, equity-linked, debt or other securities, those securities may have rights, preferences or privileges senior or equal to those of the rights of our common stock and our stockholders may experience dilution.

Our limited operating history makes financial forecasting difficult for us and for financial analysts that may publish estimates of our financial results.

   As a result of our limited operating history, it is difficult to accurately forecast our total revenue, revenue per CFC, gross and operating margins, real estate and labor costs, average order size, number of orders per day and other financial and operating data. We have a limited amount of meaningful historical financial data upon which to base planned operating expenses. Sales and operating results are difficult to forecast because they generally depend on the growth of our customer base and the volume of the orders we receive, as well as the mix of products sold. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We believe that these difficulties also apply to financial analysts that may publish estimates of our financial results. This inability to accurately forecast our results could cause our net losses in a given quarter to be greater than expected and could cause a decline in the trading price of our common stock.

Our quarter-to-quarter operating results are expected to be volatile and difficult to predict.

   We expect our quarterly operating results to fluctuate significantly in the future based on a variety of factors. These factors are also expected to affect our long-term performance. Some of these factors include:

  . the timing of our expansion plans as we build out and begin to operate new CFCs in additional geographic markets;

  .  changes in pricing policies or our product and service offerings;

  . increases in personnel, marketing and other operating expenses to support our anticipated growth;

  . our ability to obtain new customers or retain existing customers at reasonable cost;

  . our ability to manage our distribution and delivery operations to handle significant increases in the number of customers and orders or to overcome system or technology difficulties associated with these increases;

  .  development of strategic business relationships;

  .  competitive factors;

  . our ability to adequately maintain, upgrade and develop our web site, our computer network or the systems that we use to process customer orders and payments; and

  .  Internet or other external system failures.

   In addition to these factors, our quarter-to-quarter operating results are expected to fluctuate based upon seasonal purchasing patterns of our customers and the mix of groceries and other products sold by us. For instance, we expect lower sales in the summer months, which is a popular vacation season, and higher sales during the weeks preceding Thanksgiving.

   Due to all of these factors, we expect our operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that in the future quarterly operating results could be below the expectations of investors or the expectations published in any research reports or other analyses of HomeGrocer.com. In that event, the price of our common stock could decline substantially.

Our business will suffer if we fail to manage our growth properly.

   We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have increased our headcount substantially. Our total number of employees grew from approximately 100 on January 1, 1999 to approximately 950 on November 30, 1999. We plan to hire a significant number of additional employees. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our service and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force nationwide. Competition for highly skilled and customer service oriented employees is intense. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve financial success, we must:

  .  retain existing personnel;

  .  hire, train, manage and retain additional qualified personnel; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

   Our failure to do so would harm our business, decrease our revenue and hinder us from being able to achieve profitability.

If we fail to generate sufficient levels of repeat orders and market penetration, our revenues could be significantly lower than expected.

   In the online retail industry, customer attrition rates, or the rates at which subscribers cancel a service, are generally high. Although we do not charge a subscription fee for our service, we do depend upon customers to continue to order from us after their initial order is placed. We compete to retain customers once they have used our service. A critical part of our business strategy depends on hiring, training and retaining customer friendly delivery persons to interact directly with the customer on a regular basis and promote customer loyalty. In addition, we must ensure that our customer service agents who answer telephone and email inquiries offer prompt attention and helpful information in response to our customers' concerns. If we fail to provide high quality customer care and experience significant decreases in repeat customer orders as a percentage of orders delivered, or if we are unable to establish sufficient customer loyalty needed for market penetration, our business could be hurt. Retention of customers is also dependent on operational execution. If orders are incomplete or not delivered on time, customer retention rates could decline, causing revenue and profitability to decline as well.

We face intense competition from traditional grocery retailers and anticipate increased competition from online grocery retailers in our existing and future markets.

   The grocery retailing market is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters and drugstores. Many of our existing and potential competitors, particularly traditional grocers and retailers, have existed for a longer period of time, have greater financial resources and have more established relationships with leading manufacturers, suppliers and advertisers than we do.

   In November 1999, a traditional grocery chain, Albertson's, introduced an Internet based service in the Seattle area and Webvan, an online grocery retailer, recently announced it will introduce its online grocery service in the Seattle area sometime in 2000. We expect our competition will intensify as more traditional and online grocery retailers offer competitive services, both in Seattle and other markets.

   The number and nature of competitors and the amount of competition we will experience will vary by market area. We expect to compete with traditional grocery stores in every market and other online grocers in most markets, including companies such as Webvan, Peapod, NetGrocer, HomeRuns, ShopLink.com and Streamline.com. The principal competitive factors that affect our business are product selection, product quality, customer service, price and convenience. For traditional grocers, convenience is largely a function of location and hours of operation. For online grocers, it is primarily determined by ease of use of the web site and availability of delivery times. If we fail to effectively compete in any of these areas, we may lose existing and potential customers and face decreased demand for our products and services, which would hurt our business.

If our efforts to build strong brand identity and customer loyalty are not successful, our business will suffer.

   We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting consumers. Furthermore, we believe that the importance of brand loyalty will increase with the proliferation of Internet retailers. In order to attract and retain consumers and vendors and respond to competitive pressures, we intend to increase spending substantially to create and maintain brand loyalty. We plan to accomplish this goal by expanding our current television, radio and newspaper advertising campaigns and by conducting online advertising campaigns. We believe the cost of our advertising campaigns could increase substantially in the future. If our branding efforts are not successful, we may lose the opportunity to build the large number of customers necessary to make our service viable.

   Customer loyalty will also depend on our success in consistently providing a high quality shopping experience for purchasing groceries and other products. If consumers do not perceive our service offerings to be of high quality, or if we introduce new services that are not favorably received by consumers, the value of the HomeGrocer.com brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of HomeGrocer.com to consumers, which could harm our reputation, reduce our sales and cause us to lose customers.

We do not have long term contracts with our suppliers and could face disruptions in our supply of products.

   We expect to derive a significant percentage of our net sales from high volume non-perishable items, well-known brand name products and fresh foods. We purchase products from a network of suppliers, wholesalers, brokers and distributors. We currently rely on one primary supplier for a substantial portion of our non-perishable products in Seattle and Portland. We rely on a second supplier in the Orange County/Los Angeles area. We do not have long term or exclusive contracts with these suppliers. The loss of any of our suppliers could cause disruptions in our supply of products and harm our business. We purchase a number of top brands and high volume items directly from manufacturers and may increase our use of direct suppliers as our product volumes increase with additional CFCs. We also utilize premium specialty suppliers and local sources for gourmet foods, traditional and organic produce, bakery items, fish and meats and floral products. From time to time, we may experience difficulty in obtaining sufficient product allocations from a key vendor. In addition, our key vendors may establish their own online retailing efforts, which may impact our ability to obtain sufficient product allocations from these vendors. Many of our key vendors also supply products to the retail grocery industry and our online competitors. If we are unable to obtain sufficient quantities of products in a timely fashion from our key vendors to meet customer demand, our business would suffer.

The loss of the services of one or more of our key personnel, or our failure to attract, assimilate and retain customer service personnel in the future would seriously harm our business.

   The loss of the services of one or more of our key personnel could seriously harm our business. We depend on the continued services and performance of our senior management and other key personnel. Two of our executive officers, Mr. Drayton and Mr. Deering, are Canadian citizens who hold visas to work in the United States. If the Immigration and Naturalization Service were to deny a renewal of either of these visas and we were to lose the services of either of these officers, our business could suffer.

   Our future success also depends upon attracting and retaining the continued service of our executive officers, delivery persons, and other key software development, merchandising, marketing and support personnel. Our relationships with all of our employees are at will. Additionally, there are low levels of unemployment in the Seattle, Portland, and Orange County/Los Angeles areas, as well as in many of the regions in which we plan to operate. These low levels of unemployment have led to upward pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The loss of key personnel, including qualified delivery persons, or the failure to attract additional personnel, could adversely affect our business.

Several key members of our management team have only recently joined us and if they are not successfully integrated into our business or fail to work together as a management team, our business will suffer.

   Several key members of our management team have joined us since September 1, 1999, including Mary Alice Taylor, our Chairman and Chief Executive Officer, and several other officers. If we do not effectively integrate these executives and key personnel into our business, or if they do not work together as a management team to enable us to implement our business strategy, our business will suffer.

We may not be able to obtain required licenses or permits for the sale of alcohol in a cost-effective manner or at all, which would hurt our sales and profitability.

   For the 39 weeks ended October 2, 1999, sales of alcohol accounted for approximately 5% of our sales. We will be required to obtain state, and in some cases county and municipal, licenses and permits for the sale and delivery of alcohol in new markets. Some jurisdictions do not allow companies such as ours to sell alcohol. We cannot assure you that we will be able to obtain any or all required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation, which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol in one or more of our geographic markets or in a portion of those markets. In those locations where we cannot obtain alcohol permits or licenses, we will be unable to sell these items and will lose an opportunity to increase revenue.

We are required to verify the age of purchasers of our alcohol and tobacco products and the failure to do so may have a negative impact on our reputation and make us vulnerable to liability claims.

   We are required to verify the age of purchasers of our alcohol and tobacco products. While our delivery personnel undergo training, which includes the requirement to check identification for orders containing alcohol or tobacco products, if our delivery personnel fail to request the proper identification or if false identification cards are presented by the purchaser, we could face substantial penalties and legal liability for sales of alcohol and tobacco products to underage persons. Any inquiry or investigation from a regulatory authority could have a negative impact on our reputation and any liability claims could require us to spend significant time and money in litigation.

We may incur significant costs or experience product availability delays in complying with regulations applicable to the sale of food products, which may hurt our business.

   As of the date of this prospectus, we are not regulated by the U.S. Department of Agriculture, or USDA. Whether the handling of food items in our CFCs, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. Although we have designed our food handling operations to comply with USDA regulations, in the future the USDA may require costly changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on site. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at one or more of our CFCs. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. The occurrence of any of these events could delay or impair our expansion plans and could cause us to lose customers.

We depend on only four customer fulfillment centers to fulfill customer orders; the loss or interruption of operations of any of these centers could significantly harm our business.

   We currently operate four CFCs in the metropolitan areas of Seattle, Washington, Portland, Oregon and Orange County/Los Angeles, California. Our business would be hurt if any external factors affect our current CFCs in any of these areas. Such factors may include:

  .  prolonged power or equipment failures;

  .  traffic congestion;

  .  prolonged gasoline shortages;

  . disruptions in the transportation infrastructure including bridges, tunnels and roads;

  .  refrigeration failures; or

  . fires, floods, earthquakes, adverse weather conditions or other disasters.

   Since each of our current CFCs is located in an earthquake-prone area, we are particularly susceptible to the risk of damage to, or total destruction of, these CFCs and the surrounding transportation infrastructure. We may not be adequately insured to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any business interruptions caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises.

We could face liability based on the actions of our drivers.

   We use our own professional drivers to deliver products from our CFCs to our customers as well as to transport non-perishable goods between CFCs. We may face potential liability related to the actions of our delivery drivers while on duty. If negligent, illegal or unprofessional conduct of our drivers were to occur, it could harm our reputation and our business.

Our reputation and business will be harmed if our online security measures fail.

   Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We rely on security and authentication technology to perform real-time credit card authorizations. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches, and any failure to do so could hurt our reputation and business.

We may need to make costly changes in how we conduct our business if government regulation of the Internet and e-commerce increases.

   The adoption or modification of laws or regulations relating to the Internet, e-commerce and large-scale retail store operations could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for e-commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

We may face product claims that create liability and adverse publicity.

   Grocery and other related products can contain contaminants due to inherent defects in the products or improper storage or handling. If any of the products that we sell causes harm to any of our customers, we could be vulnerable to product liability lawsuits. If we are found liable under a product liability claim, or even if we successfully defend ourselves against this type of a claim, we could be forced to spend a substantial amount of money in litigation expenses, our reputation could suffer and customers may substantially reduce their orders or stop ordering from us.

If the protection of our trademarks and proprietary rights is inadequate, our business may be seriously harmed.

   We regard copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate. Because our business and its underlying technology infrastructure have developed rapidly since our incorporation, the ownership of proprietary rights in our technology may be subject to uncertainty. Our failure to protect our proprietary rights could materially harm our business and competitive position.

   We currently have no patents. From time to time, we may decide to file patent applications relating to aspects of our proprietary technology. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties.

Intellectual property claims against us can be costly and could result in the loss of significant rights.

   Intellectual property rights are becoming increasingly important to us and other e-commerce retailers. Many companies are devoting significant resources to developing patents that could affect many aspects of our business. Other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technologies, business processes or other intellectual property. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims, or whether these assertions or prosecutions will harm our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management attention, an inability to use our current web site technology or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be hurt.

   We have received a letter on behalf of a graphic artist alleging that our corporate peach logo violates that artist's copyright. The artist has threatened, but not instituted, legal proceedings. We do not believe that the artist's allegations have merit. However, this claim, even if not meritorious, could be expensive and could divert our attention from our core business operations. If we become liable to the artist for copyright infringement, we could be required to pay substantial damages, obtain a license from the artist or modify our corporate logo, any of which could be expensive or compromise our brand identity. We believe that the design agency that created this logo for us has a contractual obligation to indemnify us for this claim.

We may not be able to protect our domain names against all infringers, which could decrease the value of our brand name and proprietary rights.

   We currently own the Internet domain name "homegrocer.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

We may be liable for the Internet content that we publish.

   As a publisher of online content, we face potential liability based on the nature and content of materials that we publish or distribute. If we face liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, then our reputation and our business may suffer.

We may face material costs if the software, computer technology and other systems we use are not year 2000 compliant.

   Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have materially negative consequences for us. These consequences would include difficulties in operating our web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet, especially our web site, or to use their credit cards would have an adverse effect on our operations and demand for our services.

Our officers and directors and some existing stockholders will exercise significant control over HomeGrocer.com and could prevent or delay beneficial corporate actions.

   After this offering, our executive officers and directors and their immediate family members and affiliated venture capital funds beneficially
will own or control approximately       % of our outstanding common stock.
Individually, after this offering, Amazon.com will beneficially own
approximately    % of our outstanding common stock. As a result, these
stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent another entity from acquiring or merging with us. See "Principal Stockholders."

Provisions of our charter documents and Washington law could discourage our acquisition by a third party.

   Specific provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire HomeGrocer.com, even if doing so would be beneficial to our shareholders.

   Our articles of incorporation and bylaws provide for the establishment of a classified board of directors, the elimination of the ability of shareholders to call special meetings and of cumulative voting for directors, and procedures for advance notification of shareholder proposals. The presence of a classified board and the elimination of cumulative voting may make it more difficult for an acquirer to replace our board of directors. Further, the elimination of cumulative voting substantially reduces the ability of minority shareholders to obtain representation on the board of directors.

   Upon completion of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including the voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of HomeGrocer.com and may adversely affect the market price of our common stock.

   Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in particular significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target cooperation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

   A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of HomeGrocer.com.

   The foregoing provisions of our charter documents and Washington law could have the effect of making it more difficult or more expensive for a third party to acquire, or could discourage a third party from attempting to acquire, control of HomeGrocer.com. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock. For a more complete discussion of these provisions, see "Description of Capital Stock."

Our stock price could be volatile and could decline following this offering.

   The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly consumer-oriented Internet-related companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to factors such as:

  .  fluctuations in quarter-to-quarter and annual operating results;

  . variations between our actual results and the expectations of investors or published reports or analyses of HomeGrocer.com;

  . announcements by us or others and developments affecting our business, systems or expansion plans; and

  . conditions and trends in e-commerce industries, particularly the online grocery industry.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

Future sales of our common stock may cause our stock price to decline.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of November 30, 1999, upon
completion of this offering we will have outstanding      shares of common
stock, assuming no exercise of the underwriters' over-allotment option. Of
these shares, the      shares of our common stock sold in this offering will
be freely tradable, without restriction, in the public market. Our directors, officers and certain other stockholders have entered into lock-up agreements in connection with this offering, generally providing that they will not sell, otherwise dispose of or transfer any of the economic consequences of ownership of our common stock or other securities without the prior written consent of Morgan Stanley & Co. Incorporated. The lock-up restrictions will expire 180 days after the date of this prospectus. As a result, a substantial number of shares of our common stock will be eligible for sale in the public market after the expiration of the customary lock-up period following an initial public offering.

   In addition, approximately 10,103,970 shares under outstanding options and warrants and approximately 2,509,142 shares available for grant under our stock option plans as of November 30, 1999 will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rules 144 and 701 under the Securities Act, as applicable. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that may be affected by a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose some of the important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the shares of common stock in this
offering are estimated to be $     million after deducting the underwriting
discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be approximately $     million.

   The principal purpose of this offering is to fund the first phase of our expansion program. The secondary purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We expect to use the net proceeds of the offering for expansion and general corporate purposes. Pending such uses, we intend to invest the net proceeds from the offering in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and reinvest any future earnings in the growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The actual column in the following table sets forth HomeGrocer.com's actual capitalization as of October 2, 1999. The pro forma column in the following table gives effect to:

  . The sale of 8,062,726 shares of redeemable preferred stock for $5.80 per share in October and November of 1999; and

  . The lapse of the redemption provision on the redeemable preferred stock and subsequent reclassification of all 18,407,546 shares of the redeemable preferred stock to shareholders' equity.

   The pro forma as adjusted column in the following table gives effect to each item in the pro forma column and:

  . The anticipated filing of an amendment to our articles of incorporation to provide for authorized capital stock of 1,000,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock;

  . The conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

  .  The receipt of the net proceeds from the sale by HomeGrocer.com of the
     shares of common stock at the initial public offering price of $     per
     share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                       October 2, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                (in thousands except share and
                                                      per share amounts)
Cash, cash equivalents and marketable
 securities.................................... $ 72,315  $119,079    $
                                                ========  ========    ========
Current portion of long-term obligations.......    1,892     1,892       1,892
                                                ========  ========    ========
Long-term obligations, less current portion....    2,956     2,956       2,956
                                                --------  --------    --------
Redeemable preferred stock.....................   59,773       --          --
                                                --------  --------    --------
Shareholders' equity:
  Convertible preferred stock, $0.001 par
   value; authorized: 78,357,142 shares actual
   and pro forma, 10,000,000 shares pro forma
   as adjusted; issued and outstanding:
   54,799,192 shares actual, 73,206,738 shares
   pro forma, none pro forma as adjusted.......       55        73         --
  Common stock, $0.001 par value; authorized:
   130,000,000 shares actual and pro forma,
   1,000,000,000 shares pro forma as adjusted;
   issued and outstanding: 25,348,436 shares
   actual, 98,555,174 shares pro forma and
             pro forma as adjusted.............       25        25
  Additional paid-in capital...................  114,722   221,241
  Notes receivable from officers for common
   stock.......................................   (3,231)   (3,231)     (3,231)
  Deferred stock-based compensation............  (31,765)  (31,765)    (31,765)
  Accumulated deficit..........................  (48,400)  (48,400)    (48,400)
                                                --------  --------    --------
    Total shareholders' equity.................   31,406   137,943
                                                --------  --------    --------
      Total capitalization..................... $ 94,135  $140,899    $
                                                ========  ========    ========

   The common stock to be outstanding after this offering is based on shares outstanding as of October 2, 1999 and excludes:

  . options outstanding to purchase a total of 6,189,300 shares of common stock at a weighted average exercise price of $0.43 per share and an additional 5,603,264 shares of common stock available for grant under our stock option plans; and

  . warrants outstanding to purchase a total of 2,899,248 shares of common stock with a weighted average exercise price of $0.97 per share (of which warrants to purchase 150,000 shares were exercised in October 1999 and warrants to purchase an additional 2,015,666 shares are expected to be exercised prior to completion of the offering).

                                    DILUTION

   Our pro forma net tangible book value as of October 2, 1999 was $137.9 million or approximately $1.40 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all shares of outstanding preferred stock into 73,206,738 shares of common stock upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at the
initial public offering price of $     per share and after deducting the
underwriting discount and estimated offering expenses, the net tangible book
value of HomeGrocer.com at         , 1999 would have been $       million or
approximately $      per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders as of       ,
1999 and an immediate dilution of $       per share to new investors of common
stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share ...................       $
  Pro forma net tangible book value before the offering............ $1.40
  Increase attributable to new investors...........................
                                                                    -----
Pro forma net tangible book value after the offering...............
                                                                          -----
Dilution per share to new investors................................       $
                                                                          =====

   The following table summarizes on a pro forma basis, as of October 2, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

                                  Shares
                                Purchased    Total Consideration
                              -------------- ---------------------  Average Price
                              Number Percent  Amount     Percent      Per Share
                              ------ ------- ---------  ----------  -------------
Existing stockholders........              % $                    %     $
New investors................
                              -----   -----  ---------   ---------
  Totals.....................         100.0% $               100.0%
                              =====   =====  =========   =========

   The number of shares held by new public investors will be       or
approximately   % (        shares, or approximately   % if the underwriters'
over-allotment option is exercised in full) of the total number of shares of common stock outstanding after this offering. See "Principal Stockholders" for a more detailed description of our stockholders prior to this offering.

   As of October 2, 1999, there were:

  . options outstanding to purchase a total of 6,189,300 shares of common stock at a weighted average exercise price of $0.43 per share and an additional 5,603,264 shares of common stock available for grant under our stock option plans.

  . warrants outstanding to purchase a total of 2,899,248 shares of common stock with a weighted average exercise price of $0.97 per share (of which we expect warrants to purchase shares will be exercised immediately prior to completion of the offering); and

   To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of HomeGrocer.com and the related notes included elsewhere in this prospectus. The selected statement of operations data set forth below for the period from January 15, 1997 (inception) to January 3, 1998 and for the fiscal year ended January 2, 1999, and the selected balance sheet data as of January 3, 1998 and January 2, 1999 have been derived from the audited financial statements of HomeGrocer.com included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors. The selected statement of operations data for the 39 weeks ended October 3, 1998 and October 2, 1999 and the selected balance sheet data as of October 2, 1999 have been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the results of operations for this period. The historical results are not necessarily indicative of results to be expected for any future period.

                           51 Weeks From
                          January 15, 1997  52 Weeks Ended          39 Weeks Ended
                           (Inception) to     January 2,    --------------------------------
                          January 3, 1998        1999       October 3, 1998  October 2, 1999
                          ----------------  --------------  ---------------  ---------------
                                (in thousands, except share and per share amounts)
Statement of Operations
 Data:
Net sales...............        $      --       $    1,094       $      299       $   10,886
Cost of sales...........               --            1,018              281            8,919
                                ----------      ----------       ----------       ----------
  Gross profit..........               --               76               18            1,967
Selling, general, and
 administrative
 expenses...............             1,064           7,455            4,427           28,005
Stock-based compensation
 expense................               230             412              250           13,667
                                ----------      ----------       ----------       ----------
  Loss from operations..            (1,294)         (7,791)          (4,659)         (39,705)
Other income/(expense),
 net....................               (61)           (118)            (156)             569
                                ----------      ----------       ----------       ----------
  Net loss..............        $   (1,355)     $   (7,909)      $   (4,815)      $  (39,136)
                                ==========      ==========       ==========       ==========
Pro forma basic and
 diluted net loss per
 share (1)..............        $    (0.14)     $    (0.34)      $    (0.26)      $    (0.68)
                                ==========      ==========       ==========       ==========
Weighted average shares
 outstanding used to
 compute pro forma basic
 and diluted net loss
 per share (1)..........        10,034,721      23,046,228       18,454,537       57,813,650
                                ==========      ==========       ==========       ==========

                                                   As of
                              ------------------------------------------------
                              January 3, 1998  January 2, 1999 October 2, 1999
                              ---------------  --------------- ---------------
                                              (in thousands)
Balance Sheet Data:
Cash and cash equivalents....         $   313           $1,084        $ 67,402
Working capital (deficit)....          (1,296)             373          63,780
Total assets.................             997            3,558         106,013
Long-term obligations, less
 current portion.............             --               880           2,956
Redeemable preferred stock...             --               --           59,773
Total shareholders' equity
(deficit)....................            (643)           1,387          31,406

--------
(1) See note 1 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   This prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of HomeGrocer.com. Prospective investors are cautioned that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Overview

   HomeGrocer.com is a leading Internet retailer of grocery and other consumer products. We operate our own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive to traditional store prices. Our goals are to expand nationally and to be our customers' preferred regular provider of household consumables. Our technology and the design of our customer fulfillment centers, or CFCs, permit us to rapidly expand our service into new markets. We believe that our core grocery business provides us with a strong platform to expand into other product and service areas.

   We commercially launched our Storefront at www.homegrocer.com and began delivering groceries to the Seattle market from our Bellevue, Washington CFC in June 1998. We have rapidly expanded since our initial launch of service and currently serve customers in two additional markets: Portland, Oregon since May 1999 and Orange County, California since September 1999. We relocated our Bellevue CFC to a significantly larger and more automated facility in Renton, Washington on October 31, 1999, and opened a second CFC in the Orange County/Los Angeles, California market in November 1999. We expect to begin service in eight to ten additional metropolitan areas in the next 12 months.

   Since our inception, we have devoted significant resources to the following activities:

  .  developing our business plan;

  .  designing, implementing and enhancing our Storefront;

  .  recruiting and training a team of experienced employees;

  .  designing and integrating business systems and technology;

  .  designing, equipping and operating our CFCs;

  .  establishing relationships with our vendors;

  .  promoting the HomeGrocer.com brand; and

  .  raising capital.

   We have incurred net losses of $48.4 million from inception to October 2, 1999. We believe that we will continue to incur net losses for at least the next several years and that the amount of these losses will increase significantly from current levels. Many of our first-time customers cite word-of-mouth and the visibility of our distinctive trucks in their neighborhoods as the foremost factors attracting them to our Storefront. Hence, sales in new markets increase gradually as word-of-mouth spreads and more people see our trucks.

   We have operated in the Seattle market for 18 months, and while revenues have grown steadily over this period, our Seattle operations are not yet cash flow positive. We believe that our operations in subsequent markets will achieve positive operating cash flow faster than our Seattle operations, in part because of the knowledge obtained in the Seattle market. We also anticipate that increased customer acceptance of the Internet and the national growth in online grocery shopping will enable our revenues to grow at a more rapid pace in new markets. Many of the markets where we intend to begin operations in the next few years also have larger populations than the Seattle metropolitan area.

   As we expand our operations into new markets over the next several years, our business will consist of a mix of mature and new CFCs. Our growth plans over the next several years are aggressive and will likely result in substantially greater losses from a large number of new facilities than the earnings anticipated from a smaller number of mature facilities. As such, we anticipate reporting substantial net losses over the next few years, with the magnitude of such losses being related to the speed, scope and success of our expansion plans.

   We estimate that our cash on hand and the proceeds of this offering are sufficient to establish approximately 12 new CFCs. This takes into consideration the costs of leasehold improvements in each CFC, the costs to purchase the related delivery vehicles, the anticipated negative cash flows from each CFC in its initial several quarters of operation and corporate overhead. We anticipate opening numerous additional CFCs in each of the next several years. These expansion plans will require significantly more capital than the proceeds of this offering. If capital is not available at some future date at a reasonable cost, we may decide to reduce the number of new CFCs that are developed by us in future years. We believe that a reduction in the speed or scope of our expansion could result in our achieving profitability at an earlier date than would otherwise be possible. However, the level of such profitability might ultimately be less than what might be achieved if capital is available and we are able to execute our entire expansion strategy.

   We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets like e-commerce. See "Risk Factors" for a more complete description of the many risks we face.

Results of Operations

   In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, including our gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance. Our financial results are summarized below.

                           51 Weeks From
                          January 15, 1997 52 Weeks Ended 39 Weeks Ended 39 Weeks Ended
                           (Inception) to    January 2,     October 3,     October 2,
                          January 3, 1998       1999           1998           1999
                          ---------------- -------------- -------------- --------------
                                                 (in thousands)
Statement of Operations
 Data:
Net sales...............      $   --          $ 1,094        $   299        $ 10,886
Cost of sales...........          --            1,018            281           8,919
                              -------         -------        -------        --------
  Gross profit..........          --               76             18           1,967
Selling, general, and
 administrative.........        1,064           7,455          4,427          28,005
Stock-based compensation
 expense................          230             412            250          13,667
                              -------         -------        -------        --------
  Loss from operations..       (1,294)         (7,791)        (4,659)        (39,705)
Interest expense........          (61)           (172)          (156)           (241)
Interest income.........          --               54            --              930
Other expense...........          --              --             --             (120)
                              -------         -------        -------        --------
  Net loss..............      $(1,355)        $(7,909)       $(4,815)       $(39,136)
                              =======         =======        =======        ========

   39 Weeks Ended October 3, 1998 and 39 Weeks Ended October 2, 1999

   Net Sales. Our sales, net of returns and promotional discounts, increased from $299,000 in the 39 weeks ended October 3, 1998 to $10.9 million in the same period of the current year. This increase in net sales resulted from the increase in the number of markets served, a full period of service in the Seattle market, an increase in the average number of orders per day and an increase in the average size of orders. The average order size in the Seattle market was $99 in the 39 weeks ended October 2, 1999, compared to $89 for the 18 weeks ended October 3, 1998. The average number of orders delivered per day in the Seattle market was 241, 365 and 426 in the first, second and third quarters of 1999, respectively, compared to 36 and 108 in the third and fourth quarters of 1998.

   Gross Profit. Our cost of sales consists of the cost of merchandise sold to customers, including inbound freight costs and complimentary products. Gross profit increased from $18,000 in the 39 weeks ended October 3, 1998 to $2.0 million in the same period of the current year. The increase in gross profit was primarily due to increased sales volumes and more days of commercial operation.

   Selling, General and Administrative. Our selling, general and administrative expenses include costs related to fulfillment and occupancy, delivery of products, customer service, advertising and promotional expenditures, information technology and administration, and corporate overhead. Selling, general and administrative expenses increased from $4.4 million in the 39 weeks ended October 3, 1998 to $28.0 million in the same period of the current year. This increase was primarily due to increased payroll and related costs associated with operating three CFCs during the current period as compared to one CFC that operated during only part of the prior year period. We also increased advertising and promotional expenses and other costs associated with our expanding operations. Selling, general and administrative expenses are expected to continue to increase in absolute dollars as we continue to execute our expansion plans, aggressively market the HomeGrocer.com brand and continue enhancing and expanding our information systems.

   Stock-Based Compensation Expense. Stock-based compensation expense consists primarily of the amortization of deferred stock compensation resulting from the grant of stock options or sale of restricted stock at exercise or sale prices subsequently deemed to be less than the fair value of the common stock on the grant or sale date. We recorded total deferred stock-based compensation of $44.7 million for the 39-week period ended October 2, 1999 in connection with stock options granted and restricted stock issued during the period. This cost is being amortized to expense over the vesting periods of the applicable agreements, resulting in amortization of deferred stock-based compensation totaling $12.9 million for the 39-week period ended October 2, 1999. Additionally, $751,000 of stock-based compensation expense was recorded in connection with stock options granted to outside consultants. The $44.7 million of deferred stock-based compensation for stock options and restricted stock issued through October 2, 1999 is expected to be amortized in the amounts of $6.5 million for the fourth quarter of 1999, $14.6 million for the fiscal year ended 2000, $7.1 million for the fiscal year ended 2001, $3.1 million for the fiscal year ended 2002 and $532,000 for the fiscal year ended 2003. Such amortization amounts assume that all vesting periods are completed by all employees; to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options would be credited to stock-based compensation expense.

   Interest Income. Interest income of $930,000 in the 39 weeks ended October 2, 1999 resulted from the investment of cash, cash equivalents and marketable securities. Such funds were provided primarily from our sale of equity.

   Interest Expense. Interest expense increased from $156,000 in the 39 weeks ended October 3, 1998 to $241,000 in the current period as a result of borrowing arrangements we entered into primarily to finance purchases of fixed assets and fund operations and expansion.

   Income Taxes. There was no provision or benefit for income taxes for any period since inception due to our operating losses. As of January 2, 1999, we had approximately $8.8 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, we incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended. Therefore, our use of $8.8 million of losses incurred through the date of these ownership changes will be limited to approximately $1.0 million per year during the carryforward period. Our anticipated initial public offering is not expected to cause an additional ownership change. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because we believe there is substantial uncertainty as to our ability to use such tax loss carryforwards.

51 Weeks Ended January 3, 1998 and 52 Weeks Ended January 2, 1999

   We report on a fiscal year basis that ends on the Saturday nearest December
31. Fiscal 1997 was a 51-week year that commenced at inception on January 15, 1997 and ended on January 3, 1998 and fiscal 1998 was a 52-week year that ended on January 2, 1999.

   Net Sales. We commercially launched our Storefront and began delivering to customers in the Seattle market in June 1998.

   Gross Profit. The fiscal 1998 gross profit is reflective of low sales volume and competitive pricing, as well as various types of promotional discounts and incentives offered to increase HomeGrocer.com brand awareness and loyalty.

   Selling, General and Administrative. Selling, general and administrative expenses increased primarily as a result of costs associated with launching our Storefront and commencing delivery operations in June 1998. In fiscal 1998, we increased headcount in all functional areas, increased advertising and promotional expenditures and began leasing our first customer fulfillment center, delivery vehicles and corporate headquarters.

   Stock-Based Compensation Expense. Stock-based compensation expense for fiscal 1997 and fiscal 1998 related to stock options granted to outside consultants in exchange for services rendered.

   Interest Income. Interest income increased as our average cash and cash equivalents balance increased. Funds for investment were provided primarily from the sale of equity.

   Interest Expense. Interest expense increased as a result of borrowing arrangements we entered into primarily to finance purchases of fixed assets and fund operating activities.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through sales of preferred stock with net cash proceeds of $121.7 million through October 2, 1999. Subsequent to October 2, 1999, an additional $46.8 million in net proceeds was received from additional sales of preferred stock.

   Net cash used in operating activities was $5.0 million and $17.6 million for the 39 weeks ended October 3, 1998 and October 2, 1999, respectively. Net cash used in operating activities for each of these periods consisted primarily of our net losses, offset in part by non-cash charges and increases in accounts payable and other current liabilities.

   Net cash used in investing activities was $921,000 and $30.8 million for the 39 weeks ended October 3, 1998 and October 2, 1999, respectively. Net cash used in investing activities for both periods consisted of purchases of fixed assets and, for the 39 weeks ended October 2, 1999, also consisted of purchases of marketable securities and an increase in deposits and restricted cash balances. The restricted cash balances were a result of a deposit required to support certain letters of credit.

   Net cash provided by financing activities was $9.6 million and $114.7 million for the 39 weeks ended October 3, 1998 and October 2, 1999, respectively. Net cash provided by financing activities consisted primarily of proceeds from sales of equity.

   As of October 2, 1999, we had $67.4 million of cash and cash equivalents. As of that date, our principal commitments consisted of minimum lease payments due under operating leases totaling approximately $73.0 million over 15 years and agreements to purchase additional delivery vehicles in the fourth quarter of fiscal

1999 and in fiscal 2000 totaling approximately $40.8 million. We anticipate a substantial increase in our capital expenditures and lease commitments as we construct CFCs and begin operations in new markets.

   We currently expect that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. Our capital needs are highly dependent on the pace of our expansion plans. We anticipate that, in the future, we may need to raise additional funds through the issuance of equity, equity-related, debt or other securities. Such securities may have rights, preferences or privileges senior or equal to those of the rights of our common stock and our shareholders may experience dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

New Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 3, 1999 and there was no significant impact on our financial position or operating results upon adoption.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. We adopted SOP 98-5 on January 3, 1999 and there was no significant impact on our financial position or operating results upon adoption.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We do not believe SAB No. 101 will have an impact on the way we currently recognize revenue.

Year 2000 Issues

   We believe that we are reasonably prepared for the year 2000 and the impact that this might have on our technology systems. There can be no assurance, however, that this is the case. The total cost associated with our Year 2000 remediation effort has not been material and is not expected to be material in future periods. The worst case scenario related to the Year 2000 would be an inability for our customers to access our web site and an inability for us to assemble and deliver their orders. The risk of such scenario should be known shortly after December 31, 1999. We have performed extensive testing and have developed extensive contingency plans related to the Year 2000 issue. Nevertheless, it is possible that such measures will be inadequate and a failure of technology-based systems could have an adverse effect on our business.

Quantitative and Qualitative Disclosure About Market Risk

   We maintain a short-term investment portfolio consisting primarily of commercial paper with maturities of four months or less. Such securities are subject to interest rate risk and will rise and fall in value if market interest rates change. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

   Our restricted cash is invested in certificates of deposit. There is inherent risk in these instruments as they mature and are immediately renewed at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

   We believe that the market risk arising from our holdings of financial instruments is not material.

   The following table provides information about our investment portfolio, restricted cash, capital lease obligations and long-term debt as of October 2, 1999, principal cash flows and related weighted average interest rates by expected maturity dates.

                                       Year of Maturity
                              ----------------------------------------  Total
                                                                 After Carrying
                               1999     2000   2001  2002  2003  2003   Value
                              -------  ------  ----  ----  ----  ----- --------
                                    (dollars in thousands)
Cash and cash equivalents...  $67,402     --    --    --    --     --  $67,402
 Average interest rate......     5.02%    --    --    --    --     --     5.02%
Marketable securities.......      --   $4,913   --    --               $ 4,913
 Average interest rate......      --     5.83%  --    --    --     --     5.83%
Restricted cash-certificates
 of deposit.................  $ 2,675  $2,772   --    --    --     --  $ 5,447
 Average interest rate......     5.09%   5.76%  --    --    --     --     5.43%
Capital lease obligations...  $   232  $  952  $965  $730    $9    --  $ 2,888
 Average fixed interest.....     10.5%   10.5% 10.5% 10.5% 10.5%   --     10.5%
Long-term debt..............  $   230  $  980  $535  $215   --     --  $ 1,960
 Average fixed interest.....     9.54%   9.54% 9.54% 9.54%  --     --     9.54%

   Cash and cash equivalents and marketable securities consist primarily of instruments with fixed rates of interest. Fair value approximates carrying value for the above financing instruments.

                                   BUSINESS

Overview

   HomeGrocer.com is a leading Internet retailer of grocery and other consumer products. We operate our own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with traditional store prices. Our goals are to expand nationally and to be our customers' preferred regular provider of household consumables.

   We have rapidly expanded since our initial launch of service in June 1998, and currently serve customers in three markets: Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We expect to begin service in eight to ten additional metropolitan areas in the next 12 months. Our technology and the design of our customer fulfillment centers, or CFCs, permit us to rapidly expand our service into new markets.

   Our web site, www.homegrocer.com, features an extensive product selection, including the freshest available fruit, vegetables, dairy products, baked goods, meat and fish and a wide assortment of non-perishable items and household products. We also offer health and beauty products, wine and beer, fresh flowers, pet products, home office supplies, postage stamps, seasonal items and top-selling books, video games and movies. Our professional buyers purchase the highest quality products available from premium specialty suppliers and local sources, in addition to national suppliers.

   We believe that our emphasis on high-quality customer service has created significant brand awareness and loyalty for the HomeGrocer.com shopping experience. We have made deliveries to over 50,000 households since inception. We believe that our core grocery business provides us with a strong platform to expand into other product and service areas.

   Our management team has extensive technology, grocery and merchandising experience, as well as experience in developing national distribution and delivery systems. Amazon.com, our largest shareholder, will introduce our service to its customers residing in our service areas under our agreement with them. Our other shareholders include affiliates of a number of leading e-commerce investors such as Hummer Winblad Venture Partners, Kleiner Perkins Caufield & Byers, The Barksdale Group, Madrona Investment Group and Liberty Media.

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

Industry

   Growth of the Internet and E-Commerce

   The Internet has emerged as a mass market communications medium, enabling millions of users to obtain and share information, interact with each other and conduct business electronically. The increasing affordability of personal computers and Internet access, coupled with increasing speed, convenience and improvements in content, have led to rapid growth in Internet usage. Market research firm International Data Corporation estimates that the number of individuals in the United States using the Internet will increase from approximately 62.8 million at the end of 1998 to approximately 177.0 million at the end of 2003, representing a compound annual growth rate, or CAGR, of over 23%. The chart below illustrates the historical and anticipated growth in the number of households with personal computers and Internet subscriptions.


[Bar chart entitled "Numbers of Personal Computers and Online Subscriptions in U.S. Households" The chart has two bars for each year from 1997 until 2002. The first bar is labeled "Total Households with PCs at End of Year" and the second bar is labeled "Total Households with Online Subscriptions at End of Year." There are labels on the right side of the chart indicating that the compounded annual growth rate is 27% for the first bar and 5% for the second bar. Below the chart is a caption that reads: "Source: International Data Corporation"]

   The Internet has also emerged as a significant channel for the electronic transaction of business or e-commerce. According to IDC, over the next five years the number of individuals in the United States making purchases online will increase at a CAGR of approximately 28% from 21.1 million in 1998 to 72.1 million in 2003. Forrester Research, another market research firm, has estimated that this growing group of consumers, making increasing amounts of online purchases, will cause total U.S. Internet retail commerce to grow from approximately $20.3 billion in 1999 to approximately $184.5 billion in 2004, representing a CAGR of over 55%.

   Traditional Grocery Retailing

   The grocery market is one of the largest retail segments of the U.S. economy. Retail supermarket sales were approximately $449 billion in 1998, according to the Food Marketing Institute. In addition, sales of over-the-counter medication and non-medication health and beauty products were approximately $57 billion in 1998 according to the National Association of Chain Drug Stores. Both markets are localized and fragmented.

   The retail industry has principally evolved into very large stores offering a wide variety of items. Typical large grocery stores, for example, offer from 15,000 to as many as 40,000 unique items, including many different sized packages of the same products. We estimate, based on the historical shopping patterns of our customers, that the typical household purchases less than 200 unique grocery items. Hence, on a typical shopping trip to a traditional store, the consumer must sort through thousands of items to locate the dozens of items to be purchased. Most traditional retailers compound this burden by positioning staple products in inconvenient locations within the store to induce impulse purchases while the consumer seeks the items on his or her shopping list. For example, milk is typically found at the back of a traditional store while the checkout counter is surrounded by candies, toys and magazines. This system is time-consuming and tiring for the consumer.

   According to the Food Marketing Institute, the average customer at a traditional grocery store spent approximately 75 minutes per shopping trip in 1998, not including travel time. Traditional retail shoppers are also burdened with carrying shopping bags and bulky items to their cars and then again into their homes. Grocery shopping is inconvenient for many consumers and a particularly difficult experience for elderly persons, disabled individuals or parents with small children. According to a study conducted by the Food Marketing Department of Philadelphia's St. Joseph's University, two-thirds of U.S. consumers dislike the grocery shopping experience. Yet, according to A.C. Nielsen, the average U.S. household shops for groceries more than 100 times per year, while spending, according to FMI, more than $4,500 per year. Based on the above data, the average U.S. household spends over 125 hours per year on a necessary task that most consumers dislike.

   The traditional grocery store format also creates numerous difficulties for the retailer. Grocery chains typically have distribution centers near each major city and multiple stores, each with a large parking lot, on expensive real estate throughout the metropolitan area. Large inventories must be maintained within each store in order to provide the consumer with the expected visual appearance. The size of such inventories can result in spoilage or less fresh product being sold to the consumer. Often, the ambient temperature and lighting that is preferred by the customer in such stores is not the ideal climate for the products themselves, particularly for meats, dairy products and produce. Additionally, produce in particular is regularly handled by numerous employees and customers, resulting in significant product damage. Finally, each store must have a sufficient number of checkout and food service counters. The needs for staffing these areas can vary widely during the year, the week and the operating day.

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

   Online Grocery Retailing Opportunity

   The evolution of the Internet has created opportunities to provide a much more convenient shopping experience at prices similar to those available in traditional stores. Forrester Research estimates that online grocery spending in the United States will grow at a CAGR of 101% over the next five years, from $513 million in 1999 to $16.9 billion by 2004. Despite its size in absolute terms, this spending is expected to represent less than 5% of the total U.S. market for grocery products in 2004. Forrester Research also estimates that online sales of health and beauty products, another market that HomeGrocer.com addresses, will grow from $509 million in 1999 to $10.3 billion in 2004. Even at that level, online sales will represent only a small part of the total U.S. market for health and beauty products in 2004. Given the growing use of the Internet, online grocery retailers have the opportunity to expand rapidly into a void in a large marketplace.

   The chart below shows the total sizes of various retail segments in which products are offered by HomeGrocer.com, although currently we only offer best-selling books and videos and we may not be able to sell alcoholic beverages in every market.


[Bar chart entitled "Total U.S. Retail Market Segments" The chart contains eight bars that are labeled from left to right as follows: "Groceries(1)"; "Home Meal Replacements(2); "OTC Medications and Non-Medication HBA(3)"; "Wine/Beer/Spirits(4)"; "Books(5)"; "Pet Food/Pet Supplies(6)"; "Videocassettes(7)"; "Cut Flowers and Cut Greens(8)." Below the chart is a caption that reads: "Source: (1) Food Marketing Institute; (2) AC Nielsen; (3) IMS Health, National Association of Chain Drug Stores, A.C. Nielsen; (4) Adams Business Media; (5) American Association of Publishers; (6) Pet Industry Joint Advisory Council; (7) Paul Kagan Associates; (8) U.S. Department of Agriculture."]

   We believe online grocery retailing permits operators to offer a better shopping experience while having reduced capital and operating expenses compared to traditional retail stores. For example, our search, personal shopping list and checkout functions can greatly expedite the process of selecting and purchasing a customer's groceries. Meanwhile, online operators can also avoid the significant real estate, personnel and inventory costs of operating multiple stores in a particular area.

The HomeGrocer.com Solution

   We provide a compelling value proposition for our customers by providing superior products at competitive prices in a more convenient manner. The HomeGrocer.com solution provides:

   Convenience. Our service makes it easy for consumers to restock their kitchens. Our Internet ordering process, available 24 hours each day, seven days each week, allows our customers to shop whenever they want from their homes, offices or any location with Internet access. Customers then select a convenient time for home delivery. By offering a convenient alternative to a traditional store, we transform an unpleasant task into a fast, enjoyable shopping experience.

   Superior Product Quality. We focus on earning our customers' trust by delivering superior products, especially perishable items such as meat, breads, fruits and vegetables. Before we enter a geographic market, we identify and establish relationships with the highest quality suppliers. We equip both our trucks and CFCs with ambient, refrigerated and frozen zones to ensure product freshness at the customer's door. Our personal shoppers, proprietary technology and distribution process ensure that our products are inspected for quality, handled fewer times than both our online and offline competitors and stored in proper temperature settings, leading to improved product quality and reduced spoilage.

   Competitive Prices. Our prices are competitive with traditional retail store prices. We do not charge any membership fees or delivery fees for first-time orders or for subsequent orders over $75. Our efficient supply chain and proprietary technology allow us to provide free home delivery, while charging competitive prices for our products.

   Complete Product Offering. We offer a broad range of consumer products and strive to satisfy all of our customers' household needs. This includes offering a significant number of specialty products, such as premium pet supplies that generally are not available at traditional grocery stores, and products that reflect local market tastes. We have relationships with local suppliers in each of our markets.

   High Quality Customer Service. We seek to provide the best customer service at every opportunity. Our toll-free help line is staffed seven days each week from 7 a.m. to 11 p.m., and we strive to answer customer emails within four hours. Those customers who have shopped with us at least five times shop an average of approximately twice every four weeks. Each shopping experience concludes with a HomeGrocer.com delivery person interacting face-to-face with our customer, typically in our customer's kitchen. Our delivery staff is selected and trained to deliver friendly, efficient and reliable customer service. From January through October 1999, our on-time delivery rate in the Seattle area was greater than 98%.

   Highly Interactive and Personalized Storefront. Our web site, which we call our Storefront, is designed to provide our customers with a superior shopping experience. Our personalization features can reduce the average shopping time for a repeat shopper to as little as 10-15 minutes. Our Storefront enables a customer to quickly and easily reorder products from an automatically generated list, called the "My HomeGrocer List", or to create customized lists such as a weekly shopping list or diet-based list of favorite products. Customers can also order all of the ingredients for featured recipes with a single click.

   Accurate and Timely Fulfillment. Our technologies fully integrate our Storefront, warehouse management, inventory, billing and routing systems. Throughout the process, our proprietary software maintains a perpetual inventory of the items on the shelves of each CFC, the precise location within the CFC of each item, the items in each customer's tote and the location of each tote. This system ensures the accuracy and timeliness of delivery of each customer's order.

Growth Strategy

   HomeGrocer.com intends to establish itself as the leading provider of friendly, reliable home delivery of groceries. Our goal is to establish a long-term relationship with our customers and earn their trust to deliver other high quality products to their homes. Key elements of our growth strategy include:

   Accelerate National Expansion. We believe that a significant opportunity exists to expand our service into metropolitan areas across the United States. We currently offer service in Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We intend to initiate delivery service in approximately eight to ten additional U.S. markets over the next 12 months. In some markets, we anticipate that multiple CFCs will be required to adequately serve demand. In those markets, we may open with a single "hub" CFC servicing the entire metropolitan area. As demand grows, we may add additional CFCs in those markets.

   Capitalize on Easily Replicated Model. By converting existing warehouse space or warehouses already under construction, we are able to establish operations in new markets rapidly. We can use an existing CFC to begin to serve nearby areas and generate revenues, while we establish a new CFC for that area. Our CFCs and delivery services are designed to be easily and rapidly replicated. Our warehouse management system has been designed to be flexible to allow different product and warehouse configurations and to enable us to add new CFCs on an aggressive rollout schedule. By opening three new facilities in three months during the fall of 1999, we have proven our ability to expand quickly and to operate in multiple locations.

   Extend Our Brand to Expand Market Share. We have positioned HomeGrocer.com as a leading brand for quality products and convenient, friendly and reliable delivery service. Through our television and radio advertising campaigns, community promotional activities, media relationships and the visibility of our logo on our trucks, we build and reinforce consumer recognition of our brand. We believe that becoming a reliable supplier of quality groceries to the home is a platform for us to expand our offerings into numerous other consumer products and services. Since inception, we have expanded our product offerings to include pet supplies, fresh flowers, health and beauty products, wine, postage stamps and top-selling books, video games and movies. We intend to continue to expand our product and service offerings in an effort to become an essential shopping resource for the home. Such additional products may include cookware and housewares, photo finishing and prepared meals.

   Maximize Delivery Density in Each Market. By providing excellent and reliable service and through direct marketing programs, we intend to build the density of our customer base in each market. This density is important in increasing the efficiency of the distribution network and creating a competitive advantage over our traditional and online competitors.

   Realize Economies of Scale and Purchasing Power. We have invested heavily in our Storefront and other technologies and have assembled a corporate team to plan and execute our national expansion. We expect that overhead expenses will not grow as rapidly as our revenue in future periods. Furthermore, as we grow, we intend to take advantage of our increased purchasing power to receive better pricing from our suppliers, to purchase more frequently directly from manufacturers rather than wholesalers and to expand our private label offerings, which have higher profit margins.

HomeGrocer.com Operations

   There are three key operational aspects to the HomeGrocer.com solution: our Storefront, our CFCs and our delivery service with its integrated technology and distinctive trucks with the "Peach" logo. Our commitment to technology and our focus on satisfying our customers permeate our operations.

   The HomeGrocer.com Storefront

   Our Storefront is a user-friendly, informative and personalized web site that enables users to quickly and easily navigate and purchase from a wide selection of items. Some of the key features of our Storefront are evident in the illustrations and description below:

   The "What's New" page is the home page for repeat shoppers.



           [Screen shot of HomeGrocer's "What's New" web site page.]

   The main shopping page currently features the major categories on the left, the items in a selected category in the center and a perpetual shopping basket on the right.


           [Screen shot of HomeGrocer's main shopping web site page]

  . The main shopping page allows access to all of the approximately 9,000-12,000 items in stock at the appropriate CFC for the customer's zip code, using an intuitively organized list of categories.

  . The customer has an opportunity to see all products in a particular category before making a selection, similar to scanning the shelves of a traditional store.

  . We provide high-quality pictures of products photographed in our in-house digital studio.

  . The "My HomeGrocer List" feature automatically lists items that the customer has purchased previously. Thus, after one or two shopping visits, the customer no longer has to sort through the entire available selection to find his or her most frequently purchased items.

  . The "What's New" section provides customers and suppliers with a merchandising format to highlight products and product categories.

  . The "Lists" function allows the customer to establish a standard weekly or monthly shopping list, making it easy for the customer to re-supply his or her kitchen with the household's standard items.

  . The "Search" feature allows the customer to quickly search the entire database for specific items. This supplants the process of physically searching through the aisles of a traditional store.

  . Throughout the shopping experience, the customer's screen contains a continuously updated list of the items in the customer's virtual shopping cart and the total cost of the order.

  . The "Recipes" function provides menu planning suggestions and allows the customer to order all of the ingredients for a recipe with a single click.

  . The customer's shopping cart is maintained at all times on our servers. If a customer's connection is interrupted or his or her personal computer is turned off, the shopping cart in progress is still intact for future ordering. This also allows the customer to use our site as a perpetual shopping list to accumulate items until he or she is ready to schedule a delivery.

  . The customer, either before or after shopping, can reserve a specific delivery window, which may be on the next day or at any time within the next two weeks. We currently use 90 minute delivery windows and maintain high on-time delivery rates.

  . We currently offer delivery windows from 1:30 p.m. to 9:30 p.m. Monday through Friday, 9:30 a.m. to 4:00 p.m. on Saturday, and 1:30 p.m. to 8:00 p.m. on Sunday.

  . The customer can modify his or her order until 11:00 p.m. the day prior to the scheduled delivery.

   Customer Fulfillment Centers

   We operate large CFCs that are organized for efficient assembling of orders. Perishable items, such as meats, dairy products, produce and frozen foods, are kept in rooms with temperatures appropriate for each product.

   We locate our CFCs in non-retail districts where real estate is considerably less expensive than the locations of most supermarkets. Given the size of our facilities and because there is no need to have surplus product for customer displays, our CFCs can operate with less inventory relative to sales than traditional supermarkets and have higher inventory turnover. Our CFCs also have fewer limitations on shelf space and are designed to serve a larger customer base than traditional supermarkets; therefore, we believe we can eventually offer a significantly larger selection of products than most traditional grocery stores.

   We currently operate CFCs of approximately 100,000 square feet each in Renton, Washington, and Irvine and Fullerton, California. We also operate a smaller CFC of approximately 20,000 square feet in Tualatin, Oregon that, together with our Renton facility, serves customers in the Portland metropolitan area. Identical software systems are implemented at each CFC, allowing for efficient central management and enabling the continued easy replication of our CFC model across multiple locations. When operating near designed capacity, each full-sized CFC, together with its related delivery infrastructure, should employ approximately 300 individuals.

  Our Technology and Delivery Systems

   We have invested heavily in proprietary and third party technologies that fully integrate our Storefront and our warehouse management, inventory and delivery routing systems. This integrated technology handles the complex logistics of thousands of available items, three temperature zones, multiple truck routes and numerous delivery windows. The core of this technology is our proprietary software that enables reliable and efficient transaction processing through Internet and application servers. This technology enables our Internet and application servers to scale up to large volumes of transactions at multiple locations.

   We designed our system to use technology to enhance the efficiency of personal shoppers assembling the customer orders in the warehouse. Personal shoppers wear wrist-mounted display devices that provide instructions from the system and direct the shopper, using the most efficient sequence, to the location of the specific customer items. A finger-mounted bar-code scanner confirms that the proper item was selected and has been placed into the correct customer's tote. We have successfully deployed this technology in all of our CFCs in multiple markets. We have designed the process to establish new distribution operations quickly and efficiently and to increase volume without compromising product quality or order accuracy.

   We also employ a routing and scheduling system that manages the delivery of orders. Trucks deliver orders to assigned neighborhoods. Each route has timeslots that are 90 minute time windows in which orders are scheduled to be delivered. This system spreads the truck loads in an orderly manner. Once a delivery is scheduled, a route-planning feature of the system determines the most efficient route to deliver goods to the customer's home. Each aspect of this process is tightly integrated and enables us to provide high quality and timely service to our customers.

   Our drivers are our ambassadors of customer care. Selected and trained to be courteous and efficient, the drivers, if requested, carry the products directly into the customer's kitchen. Each driver is authorized to replace items or credit the customer's bill if the customer is not 100% satisfied. Drivers are forbidden to solicit or accept tips. Whenever possible, we schedule our drivers to visit the same neighborhoods on a regular schedule, thereby providing the drivers an opportunity to establish relationships with our regular customers. We believe the direct personal interaction between our employees and our customers, which is rare in the Internet industry, fosters the development of long-term relationships with our customers.

Customer Care

   Ongoing customer support is important to our ability to establish and maintain long-term relationships with our customers. We seek frequent meaningful communication with our customers to enable us to continually improve our service. For example, a customer service representative calls each customer after the delivery of the first order to ensure his or her satisfaction. We also offer numerous automated help options on the Storefront and a rapid email response service. Our team of customer support and service personnel handle general customer inquiries, answer customer questions about the ordering process, and investigate the status of orders, deliveries and payments. Our customer service representatives are available through our toll free telephone number seven days each week from 7 a.m. to 11 p.m.

Marketing and Promotion

   Our marketing and promotion programs are designed to strengthen the HomeGrocer.com brand name, encourage trials of our service in our target markets, build strong customer loyalty, maximize repeat purchases and increase our average order size. We intend to build our brand name and customer loyalty through our 100% customer satisfaction guarantee, public relations programs, advertising campaigns, promotional activities and the visibility of our branded trucks and uniformed delivery employees in customer neighborhoods.

   Amazon.com will introduce our service to its customers residing in our service areas under our advertising agreement with Amazon.com, our largest shareholder.

   We have recently begun television advertising to build consumer awareness for HomeGrocer.com. In addition, we utilize extensive radio advertising and direct mail programs to attract first-time shoppers. To encourage a second shopping experience and to demonstrate the high quality of our fresh produce, we provide a free bag of produce with every first-time order. The second shopping experience also allows a customer to experience the "My HomeGrocer List" feature, which is designed to make online shopping faster and more convenient with every subsequent purchase.

   We also conduct corporate and "Peach Party" marketing programs. Through our corporate programs, we offer employees of Fortune 500 and other large corporations special incentives and discounts to encourage their use of our service. The "Peach Party" marketing programs involve a customer hosting a party for acquaintances and neighbors. We provide sample food and refreshments and a trained representative demonstrates the use of our Storefront.

   In the future, we expect to be able to provide, using collaborative filtering technology, increasingly targeted and customized services based on customer purchasing, preference and behavioral data generated through our Storefront. We believe that personalization of our services will significantly increase the value of our shopping solution for our customers.

Supply Relationships

   We source products from a network of food, houseware and health and beauty aid manufacturers, wholesalers, brokers and distributors. We currently rely on rapid fulfillment from national and regional distributors for a substantial portion of our products. In the Seattle and Portland markets, approximately 48% of our current product offerings are sourced through a single national wholesaler. For our two new CFCs in Orange County, where that wholesaler does not operate, we are using a different principal supplier. We purchase a number of top brands and high volume items directly from manufacturers and may increase our use of this direct purchasing as our product volumes increase with additional CFCs. We also utilize premium specialty suppliers or local sources for gourmet foods, traditional and organic produce, bakery items, fish and meats and floral products. As of November 30, 1999, we were purchasing products from 73 distributors and directly from over 36 manufacturers.

Competition

   We are the first major online grocery retailer to operate in the Seattle, Portland and Orange County/Los Angeles markets. However, the grocery retailing market is extremely competitive. Local, regional, and national grocery stores, independent food stores and supermarkets, as well as online grocery retailers comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and drugstore chains. Many of our existing and potential competitors, particularly traditional grocers and retailers, are larger and have substantially greater resources than we do. We expect online competition from other online and traditional grocers and retailers to intensify in the future.

   Currently, our potential competitors include between five and ten online grocery retailers such as Webvan, Peapod, NetGrocer, HomeRuns, ShopLink.com and Streamline.com and an expanding number of traditional retailers entering the market. For example, in November 1999, Albertson's introduced an Internet based service in the Seattle area, and Webvan recently announced it will introduce its online grocery service in the Seattle area sometime in 2000. The number and nature of competitors and the amount of competition we will experience will vary over time and by market area.

   The principal competitive factors that affect our business are convenience, quality of products and service, breadth of product selection, price and customer loyalty to traditional and online grocery retailers. We believe that we compare favorably to other online grocery retailers with respect to each of these factors. However, many traditional grocery retailers may have substantially greater levels of customer loyalty and serve many more locations than we currently do. Consumers are often familiar with the layout of a specific traditional store and may be resistant to learning other layouts or shopping techniques. If we fail to effectively compete in any one of these areas, we may lose existing and potential customers. This could materially harm our business.

Government Regulation

   In addition to regulations applicable to businesses generally or directly applicable to e-commerce, we are subject to a variety of regulations concerning the handling, sale and delivery of food, alcohol and tobacco products. Currently, we are not subject to regulation by the U.S. Department of Agriculture, or USDA. Whether the handling of certain food items in our distribution facility, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. Although we have designed our food handling operations to comply with USDA regulations, in the future the USDA may require changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on site. Any applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of a number of items at one or more of our CFCs. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. Any of these events could delay or impair our business and expansion plans and could cause us to lose customers.

   We will be required to obtain state, and in some cases county and municipal, licenses and permits for the sale of alcohol in each location in which we deliver. We cannot assure you that we will be able to obtain any required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation that would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol or tobacco products in one or more of our geographic markets or a portion of those markets where a market extends over two or more licensing jurisdictions. In those locations where we cannot obtain alcohol permits or licenses, we will be unable to sell these items, which could hurt our business.

   In addition, it is possible that a number of laws and regulations may be adopted with respect to the Internet and e-commerce that could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for e-commerce may lead to more stringent consumer protection laws which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

   We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Intellectual Property

   We regard copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate. We have a registered trademark in the United States for "HomeGrocer," and have filed trademark registration applications for the marks "HomeGrocer.com," "Peach Party," the HomeGrocer.com logo in the United States and abroad. We have also filed a trademark application for our slogan "here comes the grocery store" in the United States.

   From time to time, we expect to file patent applications directed to aspects of our proprietary technology. We currently have no patents protecting our technology. We cannot assure you that any of our pending patent applications will be approved, that any issued patents will protect our intellectual property or that any issued patents or trademark registrations will not be challenged by third parties.

Employees

   As of November 30, 1999, we had 949 employees, consisting of 119 employed in the information technology area, 68 in operations and administration, 33 in merchandising, 20 in marketing and 709 at our CFCs and performing related delivery services. We expect to hire additional personnel as we expand operations and staff additional CFCs. Although some companies that operate in the trucking, warehouse and grocery industries are subject to collective bargaining agreements, we are not currently represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not currently a party to any material litigation.

   We have received a letter from a graphic artist alleging that our corporate peach logo violates that artist's copyright. The artist has threatened, but not instituted, legal proceedings. We do not believe that the artist's allegations have merit. However, this claim, even if not meritorious, could be expensive and could divert our attention from our core business operations. If we become liable to the artist for copyright infringement, we could be required to pay substantial damages, obtain a license from the artist or modify our corporate logo, any of which could be expensive or compromise our brand identity. We believe that the design agency that created this logo for us has a contractual obligation to indemnify us for this claim.

Facilities

   Our corporate offices are located in Kirkland, Washington where we lease approximately 81,000 square feet. We lease approximately 72,000 square feet of that space under a lease that expires in 2004, with an option to renew for two additional five-year terms. We sublease from another tenant the remaining approximately 9,000 square feet of space under a sublease that expires in 2008, with no option to renew. Of this 81,000 square feet, we currently occupy approximately 64,000 square feet and sublease approximately 17,000 square feet to another tenant under a sublease that expires in August 31, 2000. We anticipate we will require additional office space in the future to accommodate our growth.

   We also lease approximately 320,000 square feet for our Renton, Washington CFC under a lease that expires in 2007, with an option to renew for an additional five years. We currently sublease approximately 200,000 square feet of this space to third parties. We also lease an aggregate of approximately 764,000 square feet for our current and future CFCs in the Portland, Oregon and Southern California markets under leases that expire from 2009 to 2015. We are evaluating sites and negotiating leases for CFCs in additional markets. Although we expect those sites to be available, we cannot assure you that suitable sites will be available on commercially reasonable terms. We do not own any real estate and we expect, wherever possible, to lease CFCs in the additional markets we enter.

Environmental Matters

   We are subject to various environmental laws and regulations governing the maintenance of our vehicles, the operation of real property, and the generation, storage, use, emission, discharge, transportation and disposal of oil or other hazardous materials, and the health and safety of our employees. These laws may impose liability even if we did not know of, or were not responsible for contamination or other damage. Based on current information, however, we are aware of no liabilities under environmental laws which would be expected to have a material adverse effect on our business, results of operations or financial condition.

                                  MANAGEMENT

Executive Officers and Directors

   The names and ages of the executive officers and directors of HomeGrocer.com as of November 30, 1999 are as follows:

             Name              Age                  Position(s)
             ----              ---                  -----------
 Mary Alice Taylor...........   49 Chief Executive Officer and Chairman of the
                                    Board
 J. Terrence Drayton.........   39 President and Director
 Daniel R. Lee...............   43 Senior Vice President and Chief Financial
                                    Officer
 Mary B. Anderson............   44 Vice President of Finance
 Rex L. Carter...............   47 Senior Vice President of Systems Development
                                    & Technology
 Ken Deering.................   40 Vice President of Storefront
 Robert G. Duffy.............   38 Chief Information Officer
 Corwin J. Karaffa...........   44 Senior Vice President of Operations
 Jonathan W. Landers.........   47 Senior Vice President of Marketing and Sales
 Daniel J. Murphy............   53 Vice President of Merchandising
 David A. Pace...............   40 Senior Vice President of People Capability
 Kristin H. Stred............   40 Senior Vice President, General Counsel and
                                    Secretary
 Tom A. Alberg(1)............   59 Director
 Charles K. Barbo............   58 Director
 James L. Barksdale(2).......   56 Director
 Mark P. Gorenberg(1)........   44 Director
 Jonathan D. Lazarus(2)......   48 Director
 Douglas Mackenzie(2)........   40 Director
 David Risher(1).............   34 Director
 Philip S. Schlein...........   65 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Mary Alice Taylor has served as chairman and chief executive officer of HomeGrocer.com since September 1999. Prior to joining HomeGrocer.com, Ms. Taylor served as corporate executive vice president of Global Operations and Technology for Citigroup from January 1997 to September 1999 where she was responsible for standardizing and centralizing worldwide operations and leading quality and cost-effectiveness efforts. From June 1980 until January 1997, Ms. Taylor held various positions with Federal Express, serving most recently as senior vice president of Ground Operations where she was responsible for all aspects of pickup and delivery operations in North America. Prior to her positions at Citigroup and Federal Express, from 1977 to 1980 she was the financial planning manager of U.S. Operations with Northern Telecom, Inc. From 1973 to 1977 Ms. Taylor was the controller at Cook Investment Properties, a division of Cook Industries and from 1971 to 1973, Ms. Taylor served as senior accountant, oil and gas explorations with Shell Oil. Ms. Taylor also serves as a director on the boards of Autodesk and Dell Computer. Previously she served on the boards of The Perrigo Company and Allstate Insurance Company. Ms. Taylor holds a B.A. in finance from Mississippi State University and is a Certified Public Accountant.

   J. Terrence Drayton co-founded HomeGrocer.com and has served as its president since the incorporation of its predecessor in January 1997. Mr. Drayton also served as chief executive officer of HomeGrocer.com from January 1997 until September 1999. Prior to co-founding HomeGrocer.com, Mr. Drayton was involved for more than ten years as co-founder and senior manager of two of the leading bottled water companies in Canada. From November 1991 to January 1996, Mr. Drayton was the president of the home and office division of Aquaterra, a Canadian bottled water company producing the brand names Crystal Springs and Labrador. From September 1989 through September 1991 Mr. Drayton served as chairman and chief executive officer of Telepost

Communications, a publicly traded Canadian film and video post-production company. From March 1986 to May 1989 Mr. Drayton was the co-founder, executive vice president and co-chief executive officer for Laurentian Spring Valley Water. He holds a B.Comm. from the University of Calgary and an M.B.A. from York University.

   Daniel R. Lee joined HomeGrocer.com as chief financial officer in November 1999 and was also appointed senior vice president in December 1999. From February 1992 to September 1999, Mr. Lee served as chief financial officer, treasurer and senior vice president of finance and development for Mirage Resorts, a publicly traded company (NYSE:MIR) that develops and operates large-scale resort hotels. From February 1990 to February 1992, he was a director of equity research for CS First Boston, an investment bank. From July 1980 to February 1990, he held various positions with the investment bank Drexel Burnham Lambert, most recently as a managing director. Mr. Lee holds a B.S. and an M.B.A., both from Cornell University, and he is a Chartered Financial Analyst.

   Mary B. Anderson joined HomeGrocer.com as a full-time consultant in February 1999 and has served as vice president of finance since August 1999. Prior to joining HomeGrocer.com, Ms. Anderson was executive vice president and chief financial officer of CyberSafe, an enterprise network security software company, from June 1997 to November 1998. From June 1995 to June 1997, Ms. Anderson served as chief financial officer and vice president of business operations at AT&T Wireless Services, Wireless Data Division (formerly McCaw Cellular Communications). From April 1991 to June 1995, Ms. Anderson served as vice president of finance for McCaw Cellular Communications and LIN Broadcasting. From June 1979 to April 1991 she served in various capacities at Seafirst Bank, most recently as senior vice president. Ms. Anderson holds a B.S. in Management from Purdue University and an M.B.A. from the University of Washington. She is also a Washington State Certified Public Accountant.

   Rex L. Carter has served as vice president of systems development and technology of HomeGrocer.com since November 1999 and was also appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from February 1993 to November 1999, Mr. Carter was with the Carlson Companies, an owner and operator of hotels, restaurants and travel agencies, most recently serving as senior vice president and chief information officer. From May 1991 to February 1993, Mr. Carlson was a senior manager with EDS (Electronic Data Systems). From September 1978 to May 1991, Mr. Carter held a variety of officer positions, including vice president of telecommunications and technology centers, for the subsidiary companies of Texas Air Corporation. From 1974 to 1978, Mr. Carter held the positions of consultant and senior consultant with Booz, Allen & Hamilton, management consultants. Mr. Carter holds a B.S. in engineering from Purdue University. He also attended Xavier
(Ohio) Graduate School of Business and is a registered Professional Engineer with the State of Ohio.

   Ken Deering co-founded HomeGrocer.com. Since inception, he has held several positions with HomeGrocer.com and its predecessor, including marketing manager from August 1996 to October 1997, vice president of business development from October 1997 to May 1999 and vice president of storefront from May 1999 to the present. Prior to his involvement with HomeGrocer.com, Mr. Deering was an independent management consultant through his firm, Heldeer Ventures, from August 1994 to August 1996. From January 1992 to July 1994, Mr. Deering held the positions of general manager and then vice president of sales and marketing for Offshore Systems, a developer of electronic marine positioning systems. Over the prior 12 years, Mr. Deering held various marketing and operations positions, including six years at Glenayre Technologies, a developer of software for wireless personal communication systems. Mr. Deering has a sales and marketing management diploma from the University of British Columbia.

   Robert G. Duffy joined HomeGrocer.com in June 1998 as its chief technology officer and since September 1998 has served as its chief information officer. From January 1998 to May 1998, Mr. Duffy was a management consultant at Analytical Software where he led the technology initiatives that launched HomeGrocer.com. From March 1993 to December 1997, Mr. Duffy was a management consultant and one of the founders of the systems integration practice of BEST Consulting where he provided management and technology consulting services to various Fortune 100 companies. From October 1985 to February 1993, he worked for Andersen Consulting, co-founding Andersen's Workstation Technology Group where he managed the development of a high volume perishables warehouse management system. From May 1983 to September 1985, he was a software engineer with NASA's Johnson Space Center. Mr. Duffy has a B.S. in applied mathematics/operations research from the University of Tulsa's College of Engineering.

   Corwin J. Karaffa has served as vice president of operations of HomeGrocer.com since September 1999 and was appointed senior vice president in December 1999. Before joining HomeGrocer.com, from January 1995 to August 1999, Mr. Karaffa was the vice president of distribution of Certified Grocers of California, a retailer-owned grocery cooperative serving 2,700 retail stores. From March 1985 to January 1995, Mr. Karaffa held various management positions with Procter & Gamble, most recently as manager of distribution development. From June 1977 to March 1985, Mr. Karaffa was a U.S. Naval aviator. Mr. Karaffa has a B.S. in political science from the United States Naval Academy in Annapolis, Maryland.

   Jonathan W. Landers has served as vice president of marketing and sales for HomeGrocer.com since November 1998 and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, Mr. Landers was the vice president of marketing for Norm Thompson Outfitters, Inc. in Hillsboro, Oregon from May 1997 to November 1998. From April 1992 to April 1997, Mr. Landers was vice president of corporate marketing and new business development for the National Geographic Society in Washington D.C. From October 1991 to March 1992, he was interim vice president of corporate marketing for Russell Athletic in Alexander City, Alabama. From February 1989 to December 1991, Mr. Landers was the president and chief executive officer of Neuhaus (U.S.A.) in Port Washington, New York and from August 1983 to January 1989, Mr. Landers held various positions within Sara Lee subsidiaries including Hanes and Coach Leatherware. Mr. Landers holds a B.A. in government from Bowdoin College and an M.B.A. from Columbia University.

   Daniel J. Murphy has served as vice president of merchandising for HomeGrocer.com since May 1999. Prior to joining HomeGrocer.com, from October 1998 to May 1999, Mr. Murphy was vice president of U.S.A., Retail Client Services for Inter-Act Systems. Prior to that, from October 1997 to October 1998, Mr. Murphy was vice president of sales and merchandising for Super Fresh Food Markets. From July 1989 to October 1997, he was vice president of sales and merchandising for Shop Rite Supermarkets, a subsidiary of Wakefern Food Corporation. From May 1985 to July 1989, Mr. Murphy was the director of merchandising for Wakefern Food Corporation, a member-owned food cooperative, and from September 1979 to May 1985, he was the director of chain store sales for The Coca-Cola Bottling Co. of New York. He holds a B.A. in business administration and a B.S. in secondary education from John F. Kennedy College.

   David A. Pace joined HomeGrocer.com in September 1999 as vice president of people capability and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from October 1997 to September 1999, Mr. Pace was with Tricon Restaurants International, a restaurant management company, most recently as senior vice president of human resources. Prior to his position with Tricon, from June 1981 to October 1997, Mr. Pace was with PepsiCo throughout the United States, Africa, Middle East and Europe, most recently as senior vice president, Human Resources for PepsiCo Restaurants International. Mr. Pace holds a B.S. in industrial and labor relations from Cornell University.

   Kristin H. Stred joined HomeGrocer.com as vice president and general counsel in September 1999 and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from July 1992 to September 1999, Ms. Stred held various positions with Shurgard Storage Centers, a developer of self-storage properties, and its predecessor companies, where she was most recently senior vice president and general counsel. From October 1991 to July 1992, she was an attorney with Boeing and from July 1987 to September 1991, Ms. Stred was assistant general counsel at King Broadcasting. From June 1984 to July 1987, she practiced law at Garvey, Schubert & Barer, a Seattle based law firm. Ms. Stred holds a B.A. in history and a J.D., both from Harvard University.

   Tom A. Alberg has served as a director of HomeGrocer.com since June 1998. He has been a principal of Madrona Investment Group, a venture investment firm, since January 1996 and a managing director of Madrona

Venture Fund, a venture capital fund, since October 1999. Prior to that time, Mr. Alberg was the President and a director of LIN Broadcasting, a cellular telephone company, from April 1991 to October 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was chairman of the executive committee and a partner in the law firm of Perkins Coie in Seattle. Mr. Alberg is also a director of Active Voice, Advanced Digital Information, Amazon.com, Emeritus, Teledesic and Visio. Mr. Alberg received his B.A. from Harvard University and his J.D. from Columbia University.

   Charles K. Barbo has served as a director of HomeGrocer.com since October 1997. In 1972, Mr. Barbo co-founded the predecessor of Shurgard Storage Centers, a developer of self-storage properties, and served most recently as president and chairman of the board until March 1995 when he became chairman and chief executive officer of Shurgard Storage Centers. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School and has a B.A. in history from the University of Washington.

   James L. Barksdale has served as a director of HomeGrocer.com since April 1999. Mr. Barksdale has been managing partner of The Barksdale Group, an investment and advisory group, since May 1999. He was president and chief executive officer of Netscape Communications from January 1995 until March 1999, when Netscape was acquired by America Online. From January 1992 to December 1994, Mr. Barksdale served as president and chief operating officer of AT&T Wireless Services, Wireless Data Division (formerly McCaw Cellular Communications), and from September 1994 to December 1994 also served as the chief executive officer. Prior to that, from April 1983 to January 1992, he served as executive vice president and chief operating officer of Federal Express and from 1979 to 1983 he served as the chief information officer. Mr. Barksdale is also a director of 3Com, Liberate Technologies, Federal Express, Robert Mondavi, Respond.com, Sun Microsystems and America Online. Mr. Barksdale holds a B.A. in business from the University of Mississippi.

   Mark P. Gorenberg has served as a director of HomeGrocer.com since March 1999. Since July 1993, Mr. Gorenberg has been a general partner of Hummer Winblad Venture Partners, an investment partnership, and, from July 1990 to June 1993, Mr. Gorenberg was an associate of Hummer Winblad Venture Partners. Prior to joining Hummer Winblad Venture Partners, Mr. Gorenberg was a senior software manager in Advanced Product Development at Sun Microsystems. Mr. Gorenberg is also a director of AdForce and seven private companies. Mr. Gorenberg received a B.S. in electrical engineering from the Massachusetts Institute of Technology, an M.S. in electrical engineering from the University of Minnesota and an M.S. in engineering management from Stanford University.

   Jonathan D. Lazarus has served as a director of HomeGrocer.com since September 1998. Since retiring from Microsoft in September 1996, Mr. Lazarus has spent most of his time working with small companies who are exploring the commercial entrepreneurial opportunities of the Internet and personal computing. From July 1988 to September 1996, Mr. Lazarus worked at Microsoft, where he served most recently as vice president, strategic relations. Mr. Lazarus currently serves on the boards of directors of Ziff-Davis, DataChannel and Vision Solutions. Mr. Lazarus holds a B.S. in communications from Temple University.

   Douglas Mackenzie has served as a director of HomeGrocer.com since September 1998. Mr. Mackenzie has been a partner with Kleiner Perkins Caufield & Byers, a venture capital firm, since 1992. Currently, Mr. Mackenzie also serves on the boards of directors of Visio Corporation, Marimba, Pivotal Corporation and E.piphany. Mr. Mackenzie holds an A.B. in economics and an M.S. in industrial engineering, both from Stanford University, and an M.B.A. from Harvard Business School.

   David Risher has served as a director of HomeGrocer.com since April 1999. From February 1997 to the present, Mr. Risher has held several positions at Amazon.com. where he is presently the senior vice president of Product Development. From July 1991 to February 1997, Mr. Risher held a variety of marketing and project management positions at Microsoft, most recently as founder and product unit manager for MS Investor, Microsoft's web site for personal investment. Mr. Risher received his B.A. in comparative literature from Princeton University and an M.B.A. from Harvard Business School.

   Philip S. Schlein has served as a director of HomeGrocer.com from October 1997 to December 1997 and from April 1998 through the present. Mr. Schlein has been a general partner, and subsequently a venture partner, of U.S. Venture Partners, a venture capital firm, since April 1985. Mr. Schlein held various executive positions with Macy's from 1957 to 1973 and was president and chief executive officer of Macy's California division from 1974 to 1985. Additionally, Mr. Schlein currently serves as a director of bebe stores, Ross Stores, Xoom.com, Burnham Pacific and Quick Response Services. Mr. Schlein holds a B.S. in economics from the University of Pennsylvania.

Board Composition

   Our bylaws currently authorize ten directors and we have ten directors on our board. Each director is elected for a period of one year at the annual meeting of stockholders and serves until the next annual meeting or until a successor is duly elected and qualified. Our executive officers serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

   Our board of directors will be divided into three classes effective upon an amendment to our articles of incorporation which will occur upon the closing of the offering. The Class I directors, James L. Barksdale, Mark P. Gorenberg, and Philip S. Schlein, will serve an initial term until the 2000 annual meeting of stockholders, the Class II directors, Charles K. Barbo, J. Terrence Drayton, Jonathan D. Lazarus and Douglas Mackenzie, will serve an initial term until the 2001 annual meeting of stockholders, and the Class III directors, Tom A. Alberg, David Risher and Mary Alice Taylor, will serve an initial term until the 2002 annual meeting of stockholders. Each class will be elected for a three-year term following its initial term.

Board Compensation

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Directors are also eligible to participate in our 1997 stock incentive compensation plan and our 1999 stock incentive plan, and beginning as of the effective date of this offering, they will be eligible to participate in our 1999 Directors' Stock Option Plan and in our 1999 Employee Stock Purchase Plan. All of our 1999 plans are subject to stockholder approval, which we expect to receive prior to the closing of this offering. See "Stock Plans."

   Pursuant to our 1997 stock incentive compensation plan, in April 1998, Mr. Barbo was granted an option to purchase 500,000 shares of common stock and an additional option to purchase 200,000 shares of common stock, each with an exercise price of $0.25 per share; in April 1998, Mr. Schlein was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; in June 1998, Mr. Alberg was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; in November 1998, Mr. Lazarus was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; and in April 1999, Mr. Barksdale was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.45 per share. Each of these options is fully vested and exercisable at this time.

Board Committees

   In April 1998, the board established an audit committee and a compensation committee. The audit committee reviews our annual audit, meets with independent auditors and oversees the effectiveness of financial management practices. The audit committee currently consists of Tom A. Alberg, Mark P. Gorenberg and David Risher. The compensation committee recommends compensation for certain of our personnel to the board and administers our stock plans. The compensation committee currently consists of James L. Barksdale, Jonathan D. Lazarus and Douglas Mackenzie.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

   The following table provides summary information concerning the compensation received for services rendered to HomeGrocer.com during the fiscal year ended January 2, 1999 by our chief executive officer and each of the other most highly compensated executive officers whose aggregate compensation during fiscal year 1998 exceeded $100,000. Throughout this prospectus, we refer to the following officers as our named executive officers. None of our other executive officers who held office as of January 2, 1999 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

                          Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                       Annual Compensation             Awards
                              -------------------------------------  Securities
                                                     Other Annual    Underlying
Name and Principal Positions  Salary ($) Bonus ($) Compensation ($) Options (#)
----------------------------  ---------- --------- ---------------- ------------
J. Terrence Drayton(1)......   $81,411        --          --              --
 President and Former Chief
  Executive Officer
Ken Deering.................   $99,539    $43,468         --          520,000
 Vice President of
  Storefront and Former Vice
  President of Business
  Development

--------
(1) Mr. Drayton served as chief executive officer of HomeGrocer.com from January 1997 to September 1999. Mary Alice Taylor has served as chief executive officer of HomeGrocer.com since September 9, 1999 and was not employed by HomeGrocer.com in the year ended January 2, 1999.

Option Grants

   The following table provides summary information regarding stock options granted to the named executive officers during the fiscal year ended January 2, 1999. The options were granted pursuant to our 1997 stock incentive compensation plan. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, giving
effect to an assumed initial public offering price of $      per share and
based on assumed rated of stock appreciation of 5% and 10%, compounded annually. These rates are mandated by the Securities and Exchange Commission and do not represent our estimate of our future common stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. In the year ended January 2, 1999, we granted options to acquire up to an aggregate of 4,509,000 shares of common stock to employees and directors, all under our 1997 stock incentive compensation plan and, with the exception of two grants dated April 21, 1998, all at exercise prices equal to the fair market value of our common stock on the date of grant as determined in good faith by our board of directors.

                                                                                Potential
                                                                                Realizable
                                                                                 Value At
                                                                              Assumed Annual
                                                                                  Rates
                                                                              of Stock Price
                                                                               Appreciation
                                                                                For Option
                               Individual Grants                                   Term
                         -----------------------------                        ---------------
                            Number Of     Percent Of
                           Securities    Total Options
                           Underlying     Granted To   Exercise Or
                         Options Granted Employees In  Base Price  Expiration
Name                         (#)(1)       Fiscal Year   ($/Share)   Date(1)    5%      10%
----                     --------------- ------------- ----------- ---------- ------- -------
Ken Deering.............     120,000         2.66%        $0.09        --
Ken Deering.............     400,000         8.87%         0.25        --

            Option Grants in the Fiscal Year Ended January 2, 1999
--------
(1) Mr. Deering's options were fully vested upon grant and he exercised them in full on September 22, 1999.

Option Exercises and Holdings

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named executive officers as of January 2, 1999. No options were exercised by the named executive officers during the year ended January 2, 1999.

                         Fiscal Year-End Option Values

                     Number of Securities              Value of Unexercised
                    Underlying Unexercised            In-the-Money Options at
                  Options at January 2, 1999            January 2, 1999(1)
                  --------------------------------   -------------------------
Name              Exercisable       Unexercisable    Exercisable Unexercisable
----              -----------       --------------   ----------- -------------
Ken Deering......           120,000                0     $              0
Ken Deering......           400,000                0                    0

--------
(1) Value is determined by subtracting the exercise price from the proposed initial public offering price of the common stock, multiplied by the number of shares underlying the options.

Employment Agreements

   We have entered into employment agreements with three of our executive officers:

   Mary Alice Taylor. In September 1999, we entered into an employment agreement with Mary Alice Taylor, our chairman and chief executive officer. Under the agreement, we agreed to pay Ms. Taylor an annual base salary of $200,000 and a quarterly bonus to be determined by the compensation committee. In connection with this employment agreement we also granted Ms. Taylor an option to purchase 4,500,000 shares of our common stock. On September 9, 1999 Ms. Taylor purchased 1,500,000 shares of our common stock at a purchase price of $0.45 per share and exercised options to purchase 4,500,000 shares of common stock at an exercise price of $0.45 per share. We also loaned Ms. Taylor a total of $2,241,000 pursuant to two full recourse promissory notes, each with an annual interest rate of 5.98%. Ms. Taylor used this loan and cash to purchase the 1,500,000 shares and to exercise the 4,500,000 options. All principal and accrued interest under the loan remains outstanding and is due and payable on September 9, 2004. As of November 30, 1999, the outstanding balance of Ms. Taylor's loan was approximately $2,272,000.

   As of November 30, 1999, HomeGrocer.com had a right to repurchase 4,500,000 shares of unvested common stock held by Ms. Taylor. This right lapses with respect to one-fourth ( 1/4th) of the unvested shares on September 2, 2000, and thereafter on the second day of every month at a rate of one forty-eighth ( 1/48th) of the total number of shares, until all of the shares are released from the repurchase option, subject to Ms. Taylor's continued service with HomeGrocer.com. If Ms. Taylor dies or becomes permanently disabled, the repurchase right will lapse to the extent of the greater of 50% of the shares still subject to the repurchase right or the number of shares that would have vested had Ms. Taylor continued in the employment of HomeGrocer.com for an additional 12 months. If Ms. Taylor's employment is terminated without cause or she resigns for good reason, the lesser of 750,000 shares or all of the shares still subject to the repurchase right shall be released from the repurchase right and we will pay Ms. Taylor's salary for two years after the date of her termination or resignation. If HomeGrocer.com merges into or is acquired by another entity and Ms. Taylor is not offered a similar position with similar responsibilities by the surviving entity, the greater of 3,000,000 shares or the number of shares that would have been released from the repurchase right if Ms. Taylor had continued her employment for another two years, will be released from the repurchase right. Under the terms of the agreement, we also granted Ms. Taylor piggyback registration rights for her shares of common stock. HomeGrocer.com will also pay relocation-related expenses incurred by Ms. Taylor.

   J. Terrence Drayton. In June 1999, we entered into an employment agreement with J. Terrence Drayton, our president. Under the employment agreement, we agreed to pay Mr. Drayton a base salary of $200,000 per year and a quarterly bonus to be determined by the compensation committee. In connection with this employment agreement, we also granted Mr. Drayton an option to purchase 1,650,000 shares of our common stock. On September 9, 1999 Mr. Drayton purchased 550,000 shares of HomeGrocer.com common stock at a price of

$0.45 per share and exercised options to purchase 1,650,000 shares of common stock at an exercise price of $0.45 per share. We also loaned Mr. Drayton $990,000 pursuant to two full recourse promissory notes, each with an annual interest rate of 5.98%. Mr. Drayton used this loan to purchase the 550,000 shares and to exercise the 1,650,000 options. All principal and accrued interest under the loan remains outstanding and is due and payable on September 9, 2004. As of November 30, 1999, the outstanding balance of Mr. Drayton's loan was approximately $1,003,000.

   As of November 30, 1999, HomeGrocer.com had a right to repurchase 1,650,000 shares of unvested common stock held by Mr. Drayton. This right will lapse with respect to one-fourth ( 1/4th) of the total number of shares as of June 11, 2000, and thereafter on the eleventh day of every month at a rate of one forty-eighth ( 1/48th) of the total number of shares, until all of the shares are released from the repurchase option, subject to Mr. Drayton's continued service with HomeGrocer.com. If Mr. Drayton dies or becomes permanently disabled, the repurchase right will lapse to the extent of the greater of 50% of the shares still subject to the repurchase right or the number of shares that would have vested had Mr. Drayton continued in the employment of HomeGrocer.com for 12 months. Under the agreement, if Mr. Drayton's employment is terminated without cause or he resigns for good reason, the lesser of 270,000 shares or all of the shares still subject to the repurchase right shall be released from the repurchase right and we will pay Mr. Drayton's salary for two years after the date of his termination or resignation. If HomeGrocer.com merges into or is acquired by another entity and Mr. Drayton is not offered a similar position with similar responsibilities by the surviving entity, the greater of 1,100,000 shares or the number of shares that would have been released from the repurchase right if Mr. Drayton had continued his employment for another two years will be released from the repurchase right. Under the terms of the agreement, we also granted Mr. Drayton piggyback registration rights for his shares of common stock.

   Daniel R. Lee. In November 1999, we entered into an employment agreement with Daniel R. Lee, our senior vice president and chief financial officer. Under the agreement, we agreed to pay Mr. Lee a base salary of $180,000 per year and a quarterly bonus to be determined by the compensation committee. The bonus is guaranteed to be at least $50,000 for 2000. We granted Mr. Lee an option to purchase 1,200,000 shares of our common stock at an exercise price of $2.50 per share. Of these, 300,000 shares will vest on November 8, 2000, and the remainder will vest over the following three years on the third day of every month at the rate of 25,000 shares per month. If Mr. Lee's employment is terminated by HomeGrocer.com during the first year, his option will become vested according to the pro-rated number of months that he was employed with HomeGrocer.com.

   David A. Pace. In August 1999, we entered into an employment agreement with David A. Pace, our senior vice president of people capability. Under the agreement, we agreed to pay Mr. Pace a base salary of $175,000 per year and a quarterly bonus guaranteed to be $50,000 for 1999. If Mr. Pace's employment is terminated by HomeGrocer.com during the first year Mr. Pace is entitled to receive continuation of his salary for 12 months beyond the date of his termination.

Stock Plans

   1999 Stock Incentive Plan. The 1999 stock incentive plan was adopted by the board of directors in December 1999. We will be submitting it for approval by the stockholders prior to the closing of this offering. We have reserved a total of 12,500,000 shares plus an annual increase on the first day of each of the next five HomeGrocer.com fiscal years beginning in 2001 equal to the lesser of 2,500,000 shares or 2.5% of the outstanding shares of common stock on the last day of the preceding fiscal year for issuance under the 1999 stock incentive plan. HomeGrocer.com has not issued any options or other stock awards under the 1999 stock incentive plan to date. The 1999 stock incentive plan provides for the grant of incentive stock options to employees and directors who are employees, and the grant of nonstatutory stock options and awards of restricted stock, stock appreciation rights and stock units to employees, non-employee directors and consultants. The compensation committee currently administers the 1999 stock incentive plan. The administrator of the 1999 stock incentive plan will determine number, vesting schedule, and exercise price for options, or conditions for awards of restricted stock, stock appreciation rights and stock units granted under the 1999 stock incentive plan, provided, however, an individual employee may not receive aggregate option grants and other stock awards for more than 2,500,000 shares in any fiscal year, and the exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant or, in the case of a 10% shareholder, at least equal to 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price or purchase price may be made in cash or other consideration as determined by the administrator. In the event a participant is terminated from service for HomeGrocer.com in circumstances that may constitute cause, the participant's right to exercise any award is suspended until the administrator determines whether cause existed, and if so, the participant's rights with respect to the award are forfeited.

   In the event of a sale of all or substantially all of the assets of HomeGrocer.com, or the merger or consolidation of HomeGrocer.com with or into another corporation, the administrator may take any one or more of the following actions, in its discretion:

  . Provide that outstanding awards, or certain types of outstanding awards, shall be assumed or equivalent awards be substituted by the successor corporation;

  . Provide notice to award recipients that all awards, or certain types of awards, to the extent then exercisable or to be exercisable as a result of the transaction, must be exercised on or before a specified date after which the awards terminate;

  . Terminate each award, or certain types of awards, in exchange for a payment equal to the excess of the fair market value of the shares underlying the award that are vested and exercisable immediately prior to the closing of the transaction over the exercise price with respect to such shares;

  . Facilitate the exercise of awards that become exercisable as a result of the transaction by adopting procedures providing for the exercise of unvested awards contingent on the consummation of the transaction; or

  . Provide that repurchase rights with respect to stock purchased upon exercise of an option or a stock purchase right be assigned to the successor corporation, or if not so assigned, lapse in full upon the consummation of the transaction.

   The board of directors may amend or terminate the 1999 stock incentive plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, we will obtain requisite stockholder approval for any action requiring stockholder approval under applicable law. The 1999 stock incentive plan will terminate in December 2009 unless the board of directors terminates it earlier.

   1997 Stock Incentive Compensation Plan. The 1997 plan was adopted by the board of directors and approved by the stockholders on October 7, 1997. It provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options and stock awards to employees, non-employee directors and consultants. A total of 15,924,334 shares of common stock has been reserved for issuance under the 1997 plan as of the date of this offering. As of November 30, 1999, options to purchase 6,060,470 shares of common stock had been exercised, options to purchase a total of 7,354,722 shares at a weighted average exercise price of $1.31 were outstanding and 2,509,142 shares remained available for future grants. The plan has no fixed expiration date; provided, however, that no incentive stock options may be granted more than ten years after the plan's adoption (on October 7, 1997). Accordingly, after October 7, 2007, no incentive stock options may be granted under the 1997 plan.

   The 1997 plan is currently administered by the compensation committee of the board of directors. The terms of options and stock awards granted under the 1997 Plan are determined by the administrator, including the number of shares underlying options, exercise price, term and exercisability. The term of options shall be 10 years from date of grant unless otherwise established by the administrator, and options generally vest at the rate of 25% of the total number of shares subject to options 12 months after the date of grant and 1/48th of the total number of shares subject to options each month thereafter. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant or, in the case of a 10% shareholder, at least equal to 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price or purchase price may be made in cash or other consideration as determined by the administrator. The 1997 plan does not impose an annual limitation on the number of shares subject to options that may be issued to any individual employee.

   In addition, upon a sale of all or substantially all of the HomeGrocer.com assets, or a merger or consolidation of HomeGrocer.com with or into another corporation, all options outstanding under the 1997 plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to this assumption or substitution, in which case the options shall automatically accelerate so that each option shall, immediately prior to the closing of the transaction, become 100% vested and exercisable. Any options that are assumed or replaced in the sale, merger or consolidation that do not otherwise accelerate, shall be accelerated in the event that the option holder's employment or services are terminated within two years following the transaction unless the option holder is terminated for cause or leaves voluntarily without good reason. Also, the acceleration of options shall not occur if it would make unavailable "pooling of interest" accounting treatment for the sale, merger or consolidation.

   1999 Directors' Stock Option Plan. The 1999 directors' plan was adopted by our board of directors in December 1999. We will be submitting it for approval by the stockholders prior to the closing of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the directors' plan. The directors' plan provides for the grant of nonstatutory stock options to non-employee directors of HomeGrocer.com. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent that conflicts of interest arise, it is expected that conflicts will be addressed by having any interested director abstain from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate in December 2009.

   The directors' plan provides that each person who becomes a non-employee director of HomeGrocer.com will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which he or she first becomes a non-employee director of HomeGrocer.com, which option will vest and become exercisable in installments of 25% of the total number of shares subject to the option on the first, second, third and fourth anniversaries of the date of grant. Thereafter, on the date of our annual stockholders' meeting each year, each non-employee director of HomeGrocer.com will be granted an additional option to purchase 5,000 shares of common stock if, on that date, he or she has served on our board of directors for at least six months, which option shall be fully vested and exercisable on the date of grant. Such annual grants become exercisable in full on the fourth anniversary of the date of grant. No option granted under the directors' plan is transferable by the option holder other than by will or the laws of descent or distribution or under a domestic relations order, and each option is exercisable, during the lifetime of the option holder, only by that option holder. The exercise price of all stock options granted under the directors' plan shall be equal to the fair market value of a share of HomeGrocer.com common stock on the date of grant of the option. Options granted under the directors' plan have a term of ten years. However, unvested options will terminate when the optionee ceases to serve as a director and vested options will terminate if they are not exercised within 12 months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

   In the event of a sale of all or substantially all of the assets of HomeGrocer.com, or the merger or consolidation of HomeGrocer.com with or into another corporation in which HomeGrocer.com is not the surviving corporation or in which the ownership of more than 50% of the total combined voting power of HomeGrocer.com outstanding securities changes hands, or if during any two consecutive two-year periods persons who constitute the board at the beginning of such period (or who were appointed by a majority of the board in place at the beginning of such period) cease to constitute at least 50% of the board, each option outstanding under the directors' plan will be assumed or equivalent options substituted by our acquirer, unless our acquirer does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options, including shares which would not have been vested and exercisable but for the acquisition. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by law.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan, or the 1999 purchase plan, provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. This plan will become effective upon the closing of this offering. A total of 3,000,000 shares of common stock have been reserved for issuance under the 1999 purchase plan, plus an annual increase on the first day of each of our next five fiscal years from 2001 through 2005 equal to the lesser of:

  . 500,000 shares;

  . 0.5% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . any lesser amount determined by the board.

   The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions up to a maximum of $25,000 of fair market value of such stock in each calendar year or up to a maximum of 2,500 shares for each purchase period, whichever is lesser. Employees are eligible to participate if they are employed by us or any majority-owned subsidiary for at least an average of 20 hours per week and customarily more than five months in any calendar year. However, an employee cannot participate in the plan at any time his or her participation in the plan would cause his or her outstanding options plus ownership of stock to equal 5% or more of the total voting power or value of all classes of our stock.

   Unless the board of directors or its committee determines otherwise, the plan will operate by a series of overlapping offering periods of approximately 12 months' duration, with new offering periods (other than the first offering period) commencing on the first trading day on or after January 1 and July 1 of each year. The first offering period will commence on the date of this prospectus and end on the last trading day or before December 31, 2000. Each offering period will generally consist of two consecutive purchase periods of six months' duration, at the end of which the amount in participants' accounts will be used to make an automatic purchase of shares to be held in a plan account on their behalf. The price at which common stock will be purchased under the 1999 purchase plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or on the last day of the applicable purchase period, whichever is lower. The employee may be required to hold the stock for a minimum period after purchase. The initial purchase period will commence on the date of this prospectus and end on the last trading day on or before June 30, 2000, with a subsequent purchase period commencing on the first trading day on or after July 1 and ending on the last day of the offering period in December 2000. Employees may end their participation in an offering period at any time, and participation automatically ends on termination of employment. In addition, if the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, then after the purchase on that purchase date each participant in that offering period will automatically be withdrawn from that offering period and re-enrolled in the new 12-month offering period beginning on the next trading day.

   In the event we are acquired or we sell substantially all of our assets, each outstanding option to purchase shares under the 1999 purchase plan will be assumed or an equivalent option substituted by our acquirer. If our acquirer does not agree to assume or substitute for the option, any offering period then in progress will be shortened and a new purchase date occurring prior to the closing of the transaction will be set.

   Generally, our board may change or terminate offering, holding and purchase periods, including extending new offering periods to up to 27 months' duration, and may amend, modify or terminate the 1999 purchase plan at any time as long as such action does not adversely affect any outstanding rights to purchase stock under the 1999 purchase plan. However, the board may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges. Unless terminated earlier by the board, the 1999 purchase plan will terminate twenty years after the closing of the offering. The 1999 purchase plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

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

401(k) Plan

   We maintain the HomeGrocer.com 401(k) Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 21 and have worked for HomeGrocer.com for three months. Eligible employees may join the plan at the beginning of each quarter. A participant may contribute up to the lesser of 20% of his or her total annual compensation to the 401(k) plan on a pre-tax basis, or a statutorily prescribed pre-tax annual limit. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee.

   Currently, we match participant contributions dollar for dollar up to 5% of their compensation if the participant has performed at least 1,000 hours of service during the year. Matching contributions vest 33% after two years of service, 66% after three years of service, and 100% after four years of service. HomeGrocer.com currently pays the administrative costs for the plan. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions will be deductible by us when made.

Limitation of Liability and Indemnification Matters

   Our articles of incorporation, which we expect to be in force on the date of this prospectus, limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to HomeGrocer.com or its shareholders for monetary damages resulting from his or her conduct as a director of HomeGrocer.com, except liability for:

  . acts or omissions involving intentional misconduct or knowing violations of law;

  .  unlawful distributions; or

  . transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

   Our articles of incorporation also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director of HomeGrocer.com and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director of HomeGrocer.com who is or was a director at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

   Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Finally, we intend to purchase and maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of HomeGrocer.com.

   We believe that the limitation of liability provision in our articles of incorporation, the indemnification provisions in our bylaws, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of HomeGrocer.com.

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

                          RELATED PARTY TRANSACTIONS

   From our inception through November 30, 1999, we have issued and sold shares of our capital stock as follows:

  . 27,427,136 shares of common stock at a weighted average price of $0.27 per share of cash and other consideration,

  . 8,000,000 shares of Series A preferred stock at a price of $0.50 per share in February, April, June and July 1998,

  . 16,857,142 shares of Series B preferred stock at a price of $0.35 per share in September 1998,

  . 29,942,050 shares of Series C preferred stock at a price of $1.75 per share in April and May 1999,

  . 18,407,546 shares of Series D preferred stock at a price of $5.80 per share in September through November 1999,

  . warrants to purchase 1,800,000 shares of common stock at a price of $0.375 per share,

  . warrants to purchase 1,269,786 shares of common stock at a price of $0.50 per share,

  . warrants to purchase 153,600 shares of Series C preferred stock at a price of $0.78125 per share, and

  . warrants to purchase 275,862 shares of Series D preferred stock at a price of $5.80 per share.

   The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders of HomeGrocer.com, and persons and entities associated with them, in the private placement transactions described above. Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal Stockholders" for a chart of beneficial owners.

                                                                             Outstanding
                                                                              Warrants
                                    Series A  Series B   Series C  Series D  to Purchase
                           Common   Preferred Preferred Preferred  Preferred   Common
Investor                    Stock     Stock     Stock     Stock      Stock      Stock
--------                  --------- --------- --------- ---------- --------- -----------
Mary Alice Taylor (1)...  6,000,000      --         --         --     17,240       --
J. Terrence Drayton
 (2)....................  6,150,000      --         --       2,758       --    100,000
Amazon.com, Inc. (3)....        --       --         --  24,285,716 3,448,274       --
Hummer Winblad Venture
 Partners (3)...........    700,000  800,000  8,285,714    484,732 3,448,274       --
Kleiner Perkins Caufield
 & Byers (4)............  1,300,000  200,000  8,285,714    484,732 3,448,274   200,000
The Barksdale Group,
 L.L.C. (5).............    200,000      --         --   2,857,142 2,586,206       --
Charles Barbo (6).......  1,000,000  700,000        --      38,618   229,490       --
Madrona Investment
 Group, LLC (7).........    200,000  500,000        --      27,586   862,068   300,000
Ken Deering (8).........  1,120,000      --         --         --        --        --
Lazarus Family
 Investments LLC (9)....    200,000  200,000    285,714     26,798   170,756       --
Philip S. Schlein.......    200,000   50,000        --       2,758    20,000       --

--------
 (1) Includes shares held by Mary Alice Taylor, Mary Alice Taylor 1999 5-Year GRAT, Taylor Family 1999 Trust, Emery DeWitt Wooten 1999 5-Year GRAT and GMME Partnership, L.P. Ms. Taylor is a director of HomeGrocer.com. 4,500,000 of Ms. Taylor's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Ms. Taylor and HomeGrocer.com.

 (2) Includes shares held by J. Terrence Drayton, Terran Ventures, Inc., Drayton Resources Ltd. and Drayton Consulting Services, Ltd. 1,650,000 of Mr. Drayton's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Mr. Drayton and HomeGrocer.com. Includes warrants to purchase 100,000 shares of common stock held by Terran Ventures, Inc.

 (3) Includes shares held by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Venture Partners IV, L.P. and Hummer Winblad Technology Fund III, L.P.

 (4) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. Includes warrants to purchase 200,000 shares of common stock held by Kleiner Perkins Funds-related entities.

 (5) Includes shares held by The Barksdale Group, L.L.C., Peter L.S. Currie (a principal and officer of The Barksdale Group, LLC), James L. Barksdale, Pickwick Group, L.P. and Barksdale Investments, L.L.C. The other Barksdale-related entities disclaim beneficial ownership of 344,740 shares of Series D preferred stock held by Mr. Currie.

 (6) Includes shares held by C&LB Family Limited Partnership, Charles Barbo, Charles K. and Linda K. Barbo, Anne Barbo, Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger.

 (7) Includes warrants to purchase 300,000 shares of common stock held by Madrona Investment Group, LLC, 431,034 shares held by Madrona Holding I, L.L.C. for the benefit of Madrona Venture Fund I-A, L.P., Madrona Venture Fund I-B, L.P. and Madrona Managing Director Fund, LLC.

 (8) Does not include an option to purchase 100,000 shares of common stock held by Mr. Deering.

 (9) Includes shares held by Lazarus Family Investments LLC, Lazarus Family Investments III, LLC and Lazarus Family Investments II, LLC. Jonathan Lazarus, a director of HomeGrocer.com, is a principal in each of these funds.

   In September 1997, we entered into an agreement with J. Terrence Drayton. Pursuant to this agreement, as of November 30, 1999, we had a right to repurchase 66,560 shares of common stock held by Mr. Drayton. The remaining shares subject to this agreement will be fully vested by December 31, 1999.

   In September 1999, we made loans to Mary Alice Taylor, our chief executive officer, and J. Terrence Drayton, our president, in connection with their exercises of stock options and purchases of our common stock. See
"Management--Employment Agreements."

   In September 1999, we entered into an agreement with Mary Alice Taylor pursuant to which Ms. Taylor purchased an aggregate of 6,000,000 shares of our common stock outside of our 1997 stock incentive compensation plan. As part of such agreement, Ms. Taylor has granted to us a right of repurchase with respect to 4,500,000 shares of our common stock. Our repurchase right lapses over a period of four years. See "Management--Employment Agreements."

   In June 1999, we entered into an agreement with J. Terrence Drayton pursuant to which Mr. Drayton purchased an aggregate of 2,200,000 shares of our common stock outside of our 1997 stock incentive compensation plan. As part of such agreement, Mr. Drayton has granted to us a right of repurchase with respect to 1,650,000 shares of our common stock. Our repurchase right lapses over a period of four years. See "Management--Employment Agreements."

   In November 1999, we entered into an agreement with Amazon.com, LLC under which we have agreed to pay Amazon for advertising services over the next two years. Amazon.com, LLC is a wholly owned subsidiary of Amazon.com, Inc. Two of our board members, Tom Alberg and David Risher, are Amazon.com affiliates: one a member of Amazon.com's board of directors and the other senior vice president of product development.

   Amazon.com, Inc. also has certain special shareholder rights pursuant to an agreement with Homegrocer.com:

  . If we receive an offer to purchase capital stock representing more than 20% of our capital stock or all or substantially all of our assets, we must give notice of the terms of the offer to Amazon.com, and Amazon.com has seven days to determine whether to accept the terms. If Amazon.com does not accept the terms, we are free to complete such a transaction with a third party on no more favorable terms for a period of 60 days. After this 60 day period, we must again give Amazon notice of any such offer. This right expires four years after the closing of this offering.

  . Amazon.com had the right to purchase its pro rata portion of the shares issued in this offering to maintain its percentage ownership of HomeGrocer.com. Amazon.com has agreed in writing to waive this right.

  . Amazon.com may not acquire more than 35% of our capital stock unless Amazon.com first negotiates with us to purchase all of our capital stock. This restriction will terminate on the closing of this offering.

   Julie Barbo, daughter of HomeGrocer.com director Charles K. Barbo, has served as a business and legal consultant to HomeGrocer.com and was our assistant secretary until December 1999.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 1999 and as adjusted to reflect the sale of the common stock offered by HomeGrocer.com under this prospectus by:

  .  each of HomeGrocer.com directors and named executive officers;

  .  all directors and executive officers as a group; and

  . each person who is known to own beneficially more than 5% of our common stock.

   Except as otherwise noted, the address of each person listed in the table is c/o HomeGrocer.com, 10230 N.E. Points Drive, Kirkland, Washington 98033. The table includes all shares of common stock issuable within 60 days of November 30, 1999 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To the knowledge of HomeGrocer.com, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Assuming the conversion of all outstanding shares of preferred stock, the applicable percentage of ownership for each stockholder is based on 100,633,874 shares of common stock outstanding as of November 30, 1999, together with applicable options for that stockholder. The number of shares underlying options and warrants listed below includes only those shares underlying options and warrants immediately exercisable or exercisable within 60 days of November 30, 1999. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                               Percentage of
                                                    Shares     Common Stock
                                      Number of   Underlying  Outstanding (1)
                                        Shares    ---------- -----------------
Name and Address of Beneficial       Beneficially Options &   Before   After
Owner                                   Owned      Warrants  Offering Offering
------------------------------       ------------ ---------  -------- --------
Amazon.com, Inc. (2)...............   27,733,990        --    27.56%
  1200 12th Avenue S., Suite 1200
  Seattle, WA 98144
Kleiner Perkins Caufield & Byers
 (3)...............................   13,718,720    200,000   13.80
  2750 Sand Hill Road
  Menlo Park, CA 94025
Hummer Winblad Venture Partners
 (4)...............................   13,718,720        --    13.63
  2 South Park, 2nd Floor
  San Francisco, CA 94107
J. Terrence Drayton (5)............    6,152,758    100,000    6.21
Mary Alice Taylor (6)..............    6,017,240        --     5.98
The Barksdale Group, L.L.C. (7)....    5,643,348        --     5.61
  2730 Sand Hill Road, Suite 100
  Menlo Park, CA 94043
Charles K. Barbo (8)...............    1,968,108        --     1.96
  1155 Valley Street, Suite 400
  Seattle, WA 98109
Madrona Investment Group, LLC (9)..    1,589,654    300,000    1.87
  1000 Second Avenue, Suite 3700
  Seattle, WA 98104
Ken Deering........................    1,120,000    100,000    1.21
Jonathan D. Lazarus (10)...........      883,268        --      *
  One Mercer Plaza 2835 82nd Avenue
   S.E., Suite 310
  Mercer Island, WA 98040
Philip S. Schlein..................      272,758        --      *
  2180 Sand Hill Road, Suite 300
  Menlo Park, CA 94025
All directors and executive
 officers as a group (20 persons)
 (11)..............................   79,997,564  2,376,000   79.97

-------
  * Less than 1% of the outstanding shares of common stock.
 (1) Assumes no exercise of the underwriters' over-allotment option.

 (2) David Risher, a director of HomeGrocer.com and a vice president of Amazon.com, Inc., disclaims beneficial ownership of the shares held by Amazon.com.

 (3) Includes shares held by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Venture Partners IV, L.P. and Hummer Winblad Technology Fund III, L.P. Mark Gorenberg, a director of HomeGrocer.com, is a principal in Hummer Winblad Venture Partners. Mr. Gorenberg disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in those shares.

 (4) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. Douglas Mackenzie, a director of HomeGrocer.com, and a general partner of the Kleiner Perkins funds, disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein; also includes 200,000 shares issuable upon exercise of warrants held by affiliates of Kleiner Perkins Caufield & Byers VIII, L.P.

 (5) Includes shares held by J. Terrence Drayton, Terran Ventures, Inc., Drayton Resources Ltd. and Drayton Consulting Services Ltd. Mr. Drayton disclaims beneficial ownership of shares held by Drayton Consulting Services, Ltd. As of November 30, 1999 1,650,000 of Mr. Drayton's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Mr. Drayton and HomeGrocer.com; also includes 100,000 shares issuable upon exercise of warrants held by Terran Ventures, Inc.

 (6) Includes shares held by Mary Alice Taylor, Mary Alice Taylor 1999 5-Year GRAT, Taylor Family 1999 Trust, Emery DeWitt Wooten 1999 5-Year GRAT and GMME Partnership, L.P. Ms. Taylor, chief executive officer and chairman of the board of directors of HomeGrocer.com, disclaims beneficial ownership of the shares held by the Taylor Family 1999 Trust. As of November 30, 1999 4,500,000 of Ms. Taylor's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Ms. Taylor and HomeGrocer.com.

 (7) Includes shares held by The Barksdale Group, L.L.C., Peter LS Currie (a principal and officer of The Barksdale Group, LLC), James L. Barksdale, Pickwick Group, L.P. and Barksdale Investments, L.L.C. The other Barksdale-related entities disclaim beneficial ownership of 344,740 shares of Series D preferred stock held by Mr. Currie.

 (8) Includes shares held by C&LB Family Limited Partnership, Charles K. Barbo, Charles K. and Linda K. Barbo, Anne Barbo, Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger. Charles K. Barbo, a director of HomeGrocer.com, disclaims beneficial ownership of the shares held by Anne Barbo, the Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger.

 (9) Includes 300,000 shares issuable upon exercise of warrants held by Madrona Investment Group, LLC and 431,034 shares held by Madrona Holdings I, L.L.C. for the benefit of Madrona Venture Fund I-A, L.P., Madrona Venture Fund I-B, L.P. and Madrona Managing Director Fund, L.L.C.
     Mr. Alberg, a director of HomeGrocer.com and a principal of Madrona Investment Group, LLC and the Madrona funds, disclaims beneficial ownership of the shares held by Madrona Investment Group, LLC and the Madrona funds except to the extent of his pecuniary interest therein.

(10) Includes shares held by Lazarus Family Investments LLC, Lazarus Family Investments III, LLC and Lazarus Family Investments II, LLC. Jonathan Lazarus, a director of HomeGrocer.com, is a principal in each of these funds.

(11) Includes all shares described above and an additional 3,455,000 shares held by other executive officers, of which 1,179,000 shares were outstanding as of November 30, 1999 and 2,276,000 shares were subject to options or warrants exercisable within 60 days of November 30, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, HomeGrocer.com will be authorized to issue 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

Common Stock

   As of November 30, 1999, there were 100,633,874 shares of common stock outstanding that were held of record by 282 stockholders after giving effect to the conversion of all outstanding shares of our preferred stock into common stock. After giving effect to this offering and the conversion of our currently outstanding preferred stock into common stock upon the closing of
this offering, there will be               shares of common stock outstanding,
assuming no exercise of the underwriter's over-allotment option.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any preferred stock that may be outstanding after the completion of this offering, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of HomeGrocer.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any preferred stock that may be outstanding after the completion of this offering. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 73,206,738 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $0.001 par value, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HomeGrocer.com without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. HomeGrocer.com currently has no plans to issue any shares of preferred stock.

Warrants

   As of November 30, 1999, there were warrants outstanding to purchase an aggregate of 2,749,248 shares of common stock, at a weighted average exercise price of $1.00 per share. Warrants to purchase 2,015,666 shares of common stock will expire, if not exercised, upon completion of the offering. Warrants to purchase the other 733,582 shares of common stock will expire between July 20, 2005 and September 15, 2009. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations.

Registration Rights

   The holders of 84,481,738 shares of common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) and warrants to purchase 2,749,248 shares of common stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of various agreements between HomeGrocer.com and the holders of these securities. Subject to limitations in these agreements, the holders of at least 25% of these securities then outstanding, or a lesser amount if the offering price to the public would be an aggregate of at least $5,000,000, may require on two occasions beginning six months after the date of this prospectus that we use our best efforts to register these securities for public resale if Form S-3 is not available. If HomeGrocer.com registers any of its common stock either for its own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of these securities may also require us, not more than twice in any 12-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

Washington Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Washington law and our articles of incorporation and bylaws could make more difficult the acquisition of HomeGrocer.com by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of HomeGrocer.com to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure HomeGrocer.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Effective upon the closing of this offering, our articles of incorporation will provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. The initial term of the Class I directors expires at our annual meeting of shareholders to be held in 2000; the initial term of the Class II directors expires at our annual meeting of shareholders to be held in 2001; and the initial term of the Class III directors expires at our annual meeting of shareholders to be held in 2002. Thereafter, the term of each class of directors will be three years. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the members of our board of directors and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of HomeGrocer.com and may have the effect of maintaining the incumbency of our board of directors.

   Supermajority Vote to Amend Certain Bylaw Provisions. Effective upon the completion of this offering, our bylaws will provide that (1) any amendment to the bylaws that increases or reduces the authorized number of directors shall require the affirmative approval of at least two-thirds of the directors and
(2) any amendment or repeal of the bylaws relating to these provisions by the shareholders will require the affirmative approval of holders of at least two-thirds of our outstanding capital stock. This provision is principally intended to prevent a shareholder or shareholders having a majority of the common stock from making changes in the bylaws to increase the number of directors or reduce the authority of our board or directors. It also may have the effect of discouraging efforts to acquire control of the board of directors and thus make takeovers or changes in control more difficult.

   Shareholder Meetings. Effective upon the completion of this offering, our bylaws will provide that, except as otherwise required by law or by our articles of incorporation, special meetings of the shareholders may only be called pursuant to a resolution adopted by our chief executive officer, president, the chairman of our board of directors or a majority of the board of directors. These provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change of control. Our intent in using these provisions is to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they could inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions could have the effect of preventing changes in our management.

   Requirements for Advance Notification of Shareholder Nominations and Proposals. Effective upon the completion of this offering, our bylaws will contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

   Elimination of Shareholder Action by Written Consent. Effective upon the closing of this offering, our articles of incorporation will not permit shareholders to act by written consent.

   Elimination of Cumulative Voting. Effective upon the closing of this offering, our articles of incorporation and bylaws will not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. Effective upon the closing of this offering, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue up to 10,000,000 shares of preferred stock with rights superior to the rights of our common stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could defer hostile takeovers or delay changes in control or management of HomeGrocer.com.

   Approval of Certain Business Combinations. Upon completion of this offering, our articles of incorporation will require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial portion of our assets other than in the usual and regular course of business) be approved by the holders of at least two-thirds of our outstanding capital stock.

   Washington Anti-Takeover Law. Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation", with some exceptions, from engaging in certain significant business transactions with an "acquiring person", which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of such acquisition. Such prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

   After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change of control of HomeGrocer.com.

   In addition to the provisions summarized above, Amazon.com's right of first refusal may also delay, defer or prevent a change of control. See "Related Party Transactions."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC. The Transfer Agent's address is 520 Pike Street, Suite 1220, Seattle, WA 98101, and its telephone number is (206) 674-3030.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of the offering, we will have                shares of
common stock outstanding. Of these shares,               shares sold in the
offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of HomeGrocer.com as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders.

   The remaining                shares outstanding are "restricted securities"
within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   Each of our officers, directors and certain other stockholders have entered into lock-up agreements generally providing that they will not sell, otherwise dispose of or transfer any of the economic consequences of ownership of our common stock or other securities during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters" for a more complete description of the lock-up agreements. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to lock-up agreements will not be salable from the date of this prospectus until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  .  Beginning 180 days after the effective date, approximately shares will be eligible for sale pursuant to Rule 701 and approximately additional shares will be eligible for sale pursuant to Rule
     144, of which all but            shares are held by affiliates.

  .  An additional              shares will be eligible for sale pursuant to
     Rule 144 by             . Shares eligible to be sold by affiliates
     pursuant to Rule 144 are subject to volume restrictions as described below.

   In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the date of this prospectus) of a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then
outstanding (which will equal approximately            shares immediately
after the offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about HomeGrocer.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of HomeGrocer.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   The holders of approximately 84,481,738 shares of common stock and warrants to purchase 2,749,248 shares of common stock or their transferees are also entitled to certain rights with respect to registration of their shares of common stock for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.

   As a result of the lock-up agreements, all of our employees holding over shares of common stock or stock options may not sell shares acquired upon exercise until 180 days after the date of this prospectus. Beginning 180 days after the date of this prospectus, any employee, officer or director of or consultant to HomeGrocer.com who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the Stock Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of November 30, 1999, there were outstanding options to purchase 7,354,722 shares of common stock, of which options to purchase approximately 333,710 shares were vested and exercisable.

                 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
                               NON-U.S. HOLDERS

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

   This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

   Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, HomeGrocer.com will presume that dividends, if any, paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless it has knowledge that the presumption is not warranted.

   In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the required certification.

   The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

   We do not anticipate paying any dividends in the foreseeable future.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  . the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States,

  . in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition,

  . the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates, or

  . HomeGrocer.com is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter.

   The tax relating to stock in a U.S. real property holding corporation does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. HomeGrocer.com believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

   HomeGrocer.com must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the Non-U.S. Holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address inside the United States.

   U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements may apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

   An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC, Banc of America Securities LLC and J.C. Bradford & Co. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited and Donaldson, Lufkin & Jenrette International, are acting as international representatives, have severally agreed to purchase, and HomeGrocer.com has agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
                                  Name                                  Shares
                                  ----                                 ---------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated................................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Hambrecht & Quist LLC............................................
     Banc of America Securities LLC...................................
     J.C. Bradford & Co. .............................................
     Morgan Stanley Dean Witter Online Inc............................
     DLJdirect Inc....................................................
     Subtotal.........................................................
                                                                       =========
   International Underwriters:
     Morgan Stanley & Co. International Limited.......................
     Donaldson, Lufkin & Jenrette International.......................
     Hambrecht & Quist LLC............................................
     Banc of America Securities LLC...................................
     J.C. Bradford & Co. .............................................
     Subtotal.........................................................
       Total..........................................................
                                                                       =========

   The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from HomeGrocer.com and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per share amount of the concession to dealers described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents
a concession not in excess of $     a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   HomeGrocer.com has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the
total price to the public would be $    , the total underwriters' discounts
and commissions would be $     and total proceeds to HomeGrocer.com would be
$    .

   Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, and DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, are acting as underwriters in connection with the offering and will distribute shares of common stock over the Internet to their respective eligible account holders.

   The underwriters have informed HomeGrocer.com that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

   We will apply for quotation of our common stock on the Nasdaq National Market under the symbol "HOMG."

   Each of HomeGrocer.com and the directors, executive officers and certain other stockholders of HomeGrocer.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in this paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance by HomeGrocer.com of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than HomeGrocer.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   HomeGrocer.com and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At the request of the Company, the Underwriters have reserved for sale, at
the initial offering price, up to          shares offered hereby for
directors, officers, employees, business associates, and related persons of the Company. The shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between HomeGrocer.com and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of HomeGrocer.com and its industry in general, sales, earnings and certain other financial operating information of HomeGrocer.com in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of HomeGrocer.com. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

   As of the date of this prospectus, Access Technology Partners, L.P. owns 689,656 shares of our Series D preferred stock. Access Technology Partners is a fund of investors that is managed by an entity associated with Hambrecht & Quist LLC, one of the representatives in this offering. Certain employees and entities associated with Hambrecht & Quist LLC own an aggregate of 172,412 shares of our Series D preferred stock.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for HomeGrocer.com by Venture Law Group, A Professional Corporation, Kirkland, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California. As of the date of this prospectus, directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own 53,878 shares of our Series D preferred stock, which will convert into 53,878 shares of common stock upon completion of this offering.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at January 3, 1998 and January 2, 1999, and for the period from January 15, 1997 (inception) to January 3, 1998 and for the year ended January 2, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to HomeGrocer.com and the common stock offered hereby, we refer you to the registration statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. The registration statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholders' Equity (Deficit)................................ F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HomeGrocer.com, Inc.

We have audited the accompanying balance sheets of HomeGrocer.com, Inc. as of January 3, 1998 and January 2, 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the year ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeGrocer.com, Inc. at January 3, 1998 and January 2, 1999, and the results of its operations and its cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the year ended January 2, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Seattle, Washington
February 19, 1999, except for Note 9,
 as to which the date is
 December 14, 1999

                              HOMEGROCER.COM, INC.

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                     Pro Forma
                                                                   Shareholders'
                                                                      Equity
                                 January 3, January 2, October 2,   October 2,
                                    1998       1999       1999         1999
                                 ---------- ---------- ----------  -------------
                                                       (Unaudited)   (Note 9)
                                                                    (Unaudited)
            Assets
Current assets:
  Cash and cash equivalents....    $  313     $1,084    $ 67,402
  Marketable securities........       --         --        4,913
  Inventories..................       --         284       1,159
  Prepaid expenses and other
   current assets..............        31        296       1,968
                                   ------     ------    --------
    Total current assets.......       344      1,664      75,442
  Fixed assets, net............       386      1,237      21,825
  Deposits and other long-term
   assets......................       267        657       3,299
  Restricted cash..............       --         --        5,447
                                   ------     ------    --------
    Total assets...............    $  997     $3,558    $106,013
                                   ======     ======    ========
  Liabilities & Shareholders'
        Equity (Deficit)
Current liabilities:
  Convertible notes payable....    $  900     $  --     $    --
  Accounts payable.............       150        199       5,174
  Accrued liabilities..........       590        522       2,666
  Accrued compensation and
   related liabilities.........       --         239       1,930
  Current portion of capital
   lease obligations...........       --         209         936
  Current portion of long-term
   debt........................       --         122         956
                                   ------     ------    --------
    Total current liabilities..     1,640      1,291      11,662
Capital lease obligations......       --         602       1,952
Long-term debt.................       --         278       1,004
Other long-term liabilities....       --         --          216
                                   ------     ------    --------
    Total liabilities..........     1,640      2,171      14,834
Commitments and contingencies
Redeemable preferred stock.....       --         --       59,773
Shareholders' equity (deficit):
  Convertible preferred stock,
   $0.001 par value:
   78,357,142 shares
   authorized;
    Series A, 8,000,000 shares
     authorized, 8,000,000
     issued and outstanding at
     January 2, 1999 and
     October 2, 1999 (none
     pro forma); liquidation
     preference of $4,000 at
     January 2, 1999 and
     October 2, 1999 (none pro
     forma);...................       --           8           8
    Series B, 16,857,142 shares
     authorized, 16,857,142
     issued and outstanding at
     January 2, 1999 and
     October 2, 1999 (none
     pro forma); liquidation
     preference of $5,900 at
     January 2, 1999 and
     October 2, 1999 (none pro
     forma);...................       --          17          17
    Series C, 30,200,000 shares
     authorized, 29,942,050
     issued and outstanding at
     October 2, 1999;
     liquidation preference of
     $52,399 at October 2, 1999
     (none pro forma)..........       --         --           30
  Common stock, $0.001 par
   value:
   130,000,000 shares
   authorized;
    16,000,000 issued and
     outstanding at January 3,
     1998, 12,416,666 at
     January 2, 1999 and
     25,348,436 at October 2,
     1999 (90,492,448 pro
     forma)....................        16         12          25     $     90
  Additional paid-in-capital...       696     10,614     114,722      174,485
  Notes receivable from
   officers for common stock...       --         --       (3,231)      (3,231)
  Deferred stock-based
   compensation................       --         --      (31,765)     (31,765)
  Accumulated deficit..........    (1,355)    (9,264)    (48,400)     (48,400)
                                   ------     ------    --------     --------
    Total shareholders' equity
     (deficit).................     ( 643)     1,387      31,406     $ 91,179
                                   ------     ------    --------     ========
    Total liabilities &
     shareholders' equity......    $  997     $3,558    $106,013
                                   ======     ======    ========

                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                             51 Weeks from    52 Weeks    39 Weeks     39 Weeks
                            January 15, 1997   Ended        Ended        Ended
                             (Inception) to  January 2,  October 3,   October 2,
                            January 3, 1998     1999        1998         1999
                            ---------------- ----------  -----------  -----------
                                                         (Unaudited)  (Unaudited)
Net sales.................     $      --     $    1,094  $      299   $   10,886
Cost of sales.............            --          1,018         281        8,919
                               ----------    ----------  ----------   ----------
  Gross profit............            --             76          18        1,967
Selling, general and
 administrative expenses..          1,064         7,455       4,427       28,005
Stock-based compensation
 expense..................            230           412         250       13,667
                               ----------    ----------  ----------   ----------
  Loss from operations....         (1,294)       (7,791)     (4,659)     (39,705)
Interest expense..........            (61)         (172)       (156)        (241)
Interest income...........            --             54         --           930
Other expense.............            --            --          --          (120)
                               ----------    ----------  ----------   ----------
  Net loss................     $   (1,355)   $   (7,909) $   (4,815)  $  (39,136)
                               ==========    ==========  ==========   ==========
Basic and diluted net loss
 per share................     $    (0.14)   $    (0.72) $    (0.45)  $    (2.76)
                               ==========    ==========  ==========   ==========
Pro forma basic and
 diluted net loss per
 share....................     $    (0.14)   $    (0.34) $    (0.26)  $    (0.68)
                               ==========    ==========  ==========   ==========
Weighted average shares
 outstanding used to
 compute basic and diluted
 net loss per share.......     10,034,721    11,004,174  10,737,512   14,188,651
                               ==========    ==========  ==========   ==========
Weighted average shares
 outstanding used to
 compute pro forma basic
 and diluted net loss per
 share....................     10,034,721    23,046,228  18,454,537   57,813,650
                               ==========    ==========  ==========   ==========


                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      (in thousands, except share amounts)

                              Convertible Preferred Stock
                  ----------------------------------------------------
                                                                                                       Notes
                      Series A         Series B          Series C        Common Stock     Additional Receivable   Deferred
                  ---------------- ----------------- ----------------- ------------------  Paid-in      from    Stock-based
                   Shares   Amount   Shares   Amount   Shares   Amount   Shares    Amount  Capital    Officers  Compensation
                  --------- ------ ---------- ------ ---------- ------ ----------  ------ ---------- ---------- ------------
Sale of common
stock...........        --   $ --         --   $--          --   $--   15,200,000   $15    $    277   $   --      $    --
Issuance of
common stock
warrants with
convertible
promissory
notes...........        --     --         --    --          --    --          --     --         190       --           --
Stock issued and
stock options
granted in
exchange for
consulting
services........        --     --         --    --          --    --      800,000     1         229       --           --
Net loss and
comprehensive
loss for the
period ended
January 3,
1998............        --     --         --    --          --    --          --     --         --        --           --
                  ---------  ----  ----------  ---   ----------  ---   ----------   ---    --------   -------     --------
Balance at
January 3,
1998............        --     --         --    --          --    --   16,000,000    16         696       --           --
Repurchase of
common stock....                                                       (3,333,334)   (4)          2
Issuance of
common stock
warrants for
goods and
services........        --     --         --    --          --    --          --     --          27       --           --
Stock options
granted in
exchange for
consulting
services........        --     --         --    --          --    --          --     --         191       --           --
Issuance of
Series A
preferred stock,
net of offering
costs of $74....  7,500,000     8         --    --          --    --          --     --       3,669       --           --
Issuance of
Series A
preferred stock
for consulting
services........    500,000    --         --    --          --    --          --     --         250       --           --
Issuance of
Series B
preferred stock,
net of offering
costs of $48....        --     --  16,857,142   17          --    --          --     --       5,835       --           --
Issuance of
Series C
preferred stock
warrants for
goods and
services........        --     --         --    --          --    --          --     --          84       --           --
Common stock
returned in
settlement with
service
provider........        --     --         --    --          --    --     (250,000)   --        (140)      --           --
Net loss and
comprehensive
loss for the
fiscal year
ended January 2,
1999............        --     --         --    --          --    --          --     --         --        --           --
                  ---------  ----  ----------  ---   ----------  ---   ----------   ---    --------   -------     --------
Balance at
January 2,
1999............  8,000,000     8  16,857,142   17          --    --   12,416,666    12      10,614       --           --
Issuance of
Series C
preferred stock,
net of offering
costs of $48*...        --     --         --    --   29,942,050   30          --     --      52,320       --           --
Issuance of
warrants to
purchase shares
of Series D
redeemable
preferred
stock*..........        --     --         --    --          --    --          --     --       1,361       --           --
Stock options
granted in
exchange for
consulting
services*.......        --     --         --    --          --    --          --     --         751       --           --
Exercise of
common stock
options*........        --     --         --    --          --    --   10,281,770    10       3,851       --           --
Issuance of
restricted
common stock*...        --     --         --    --          --    --    2,050,000     2         920       --           --
Exercise of
warrants to
purchase common
stock*..........        --     --         --    --          --    --      600,000     1         224       --           --
Notes receivable
from officers
for common
stock*..........        --     --         --    --          --    --          --     --         --     (3,231)         --
Deferred stock-
based
compensation*...        --     --         --    --          --    --          --     --      44,681       --       (44,681)
Amortization of
stock-based
compensation*...        --     --         --    --          --    --          --     --         --        --        12,916
Net loss and
comprehensive
loss for the
fiscal period
ended October 2,
1999*...........        --     --         --    --          --    --          --     --         --        --           --
                  ---------  ----  ----------  ---   ----------  ---   ----------   ---    --------   -------     --------
Balance at
October 2,
1999*...........  8,000,000  $  8  16,857,142  $17   29,942,050  $30   25,348,436   $25    $114,722   $(3,231)    $(31,765)
                  =========  ====  ==========  ===   ==========  ===   ==========   ===    ========   =======     ========
                                  Total
                              Shareholders'
                  Accumulated    Equity
                    Deficit     (Deficit)
                  ----------- -------------
Sale of common
stock...........   $    --      $    292
Issuance of
common stock
warrants with
convertible
promissory
notes...........        --           190
Stock issued and
stock options
granted in
exchange for
consulting
services........        --           230
Net loss and
comprehensive
loss for the
period ended
January 3,
1998............     (1,355)      (1,355)
                  ----------- -------------
Balance at
January 3,
1998............     (1,355)        (643)
Repurchase of
common stock....                      (2)
Issuance of
common stock
warrants for
goods and
services........        --            27
Stock options
granted in
exchange for
consulting
services........        --           191
Issuance of
Series A
preferred stock,
net of offering
costs of $74....        --         3,677
Issuance of
Series A
preferred stock
for consulting
services........        --           250
Issuance of
Series B
preferred stock,
net of offering
costs of $48....        --         5,852
Issuance of
Series C
preferred stock
warrants for
goods and
services........        --            84
Common stock
returned in
settlement with
service
provider........        --          (140)
Net loss and
comprehensive
loss for the
fiscal year
ended January 2,
1999............     (7,909)      (7,909)
                  ----------- -------------
Balance at
January 2,
1999............     (9,264)       1,387
Issuance of
Series C
preferred stock,
net of offering
costs of $48*...        --        52,350
Issuance of
warrants to
purchase shares
of Series D
redeemable
preferred
stock*..........        --         1,361
Stock options
granted in
exchange for
consulting
services*.......        --           751
Exercise of
common stock
options*........        --         3,861
Issuance of
restricted
common stock*...        --           922
Exercise of
warrants to
purchase common
stock*..........        --           225
Notes receivable
from officers
for common
stock*..........        --        (3,231)
Deferred stock-
based
compensation*...        --             0
Amortization of
stock-based
compensation*...        --        12,916
Net loss and
comprehensive
loss for the
fiscal period
ended October 2,
1999*...........    (39,136)     (39,136)
                  ----------- -------------
Balance at
October 2,
1999*...........   $(48,400)    $ 31,406
                  =========== =============

-----
* Unaudited

                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                           51 Weeks from    52 Weeks   39 Weeks    39 Weeks
                          January 15, 1997   Ended       Ended      Ended
                           (Inception) to  January 2, October 3,  October 2,
                          January 3, 1998     1999       1998        1999
                          ---------------- ---------- ----------- ----------
                                                      (Unaudited) (Unaudited)
Operating Activities:
Net loss................      $(1,355)      $(7,909)    $(4,815)   $(39,136)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation..........            7           175         119       1,051
  Amortization..........           57           132         --           18
  Stock-based
   compensation
   expense..............          230           412         250      13,667
  Loss on disposal of
   fixed assets.........          --            --          --          128
  Changes in operating
   assets and
   liabilities:
  Prepaid expenses and
   other current
   assets...............         (165)         (265)       (211)     (1,214)
  Inventories...........          --           (284)       (226)       (875)
  Accounts payable......          740            49         246       4,975
  Accrued liabilities...          --            (68)       (329)      2,144
  Accrued compensation
   and related
   liabilities..........          --            239           5       1,691
                              -------       -------     -------    --------
Net cash used in
 operating activities...         (486)       (7,519)     (4,961)    (17,551)
Investing Activities:
Purchases of fixed
 assets.................         (393)         (737)       (694)    (19,340)
Purchases of marketable
 securities.............          --            --          --       (4,913)
Deposits and other......          --           (571)       (227)     (1,083)
Restricted cash.........          --            --          --       (5,447)
                              -------       -------     -------    --------
Net cash used in
 investing activities...         (393)       (1,308)       (921)    (30,783)


Financing Activities:
Net proceeds from sale
 of Series A preferred
 stock..................          --          2,926       2,926         --
Net proceeds from sale
 of Series B preferred
 stock..................          --          5,852       5,852         --
Net proceeds from sale
 of Series C preferred
 stock..................          --            --          --       52,350
Net proceeds from sale
 of Series D redeemable
 preferred stock........          --            --          --       59,773
Proceeds from sale
 (repurchase) of common
 stock..................          292            (2)         (2)        --
Proceeds from exercise
 of stock options.......          --            --          --        1,093
Proceeds from exercise
 of warrants............          --            --          --          225
Proceeds from (repayment
 of) convertible notes..          900          (100)       (100)        --
Proceeds from notes
 payable................          --            900         400         --
Repayment of notes
 payable................          --           (500)        --          --
Proceeds from sale
 leaseback..............          --            522         522         --
Proceeds from long-term
 debt...................          --            --          --        2,310
Repayments of long-term
 debt...................          --            --          --         (751)
Repayments of capital
 lease obligations......          --            --          --         (348)
                              -------       -------     -------    --------
Net cash provided by
 financing activities...        1,192         9,598       9,598     114,652
                              -------       -------     -------    --------
Net increase in cash and
 cash equivalents.......          313           771       3,716      66,318
Cash and cash
 equivalents, beginning
 of period..............          --            313         313       1,084
                              -------       -------     -------    --------
Cash and cash
 equivalents, end of
 period.................      $   313       $ 1,084     $ 4,029    $ 67,402
                              =======       =======     =======    ========

Supplemental Cash Flow
 Information:
Cash paid during the
 period for interest....          --        $    35     $     6    $    216

Noncash Financing and
 Investing Activities:
Fixed assets acquired
 through capital lease..          --        $   811         --     $  2,424
Issuance of warrants to
 purchase common stock
 in connection with
 convertible notes
 issued.................      $   190           --          --          --
Conversion of notes to
 Series A preferred
 stock (net of
 convertible note
 origination fees)......          --        $   751     $   751         --
Issuance of warrants to
 purchase preferred
 stock in connection
 with loan agreement....          --            --          --     $  1,361
Issuance of notes
 receivable for officers
 to purchase common
 stock..................          --            --          --     $ (3,231)

                            See accompanying notes.

                             HOMEGROCER.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

1. Significant Accounting Policies

   Description of Business

   HomeGrocer.com, Inc. (the "Company") is an Internet retailer of grocery and other consumer products. The Company operates its own distribution system providing next-day delivery of products. The Company began delivering groceries to the Seattle market from its first customer fulfillment center ("CFC") located in Bellevue, Washington in June 1998. As of November 30, 1999, the Company was delivering groceries from four CFCs in the following markets:

CFC Location                    Delivery Commencement Markets Served
------------                    --------------------- --------------
Renton, WA (formerly Bellevue)  June 1998             Seattle
Tualatin, OR                    May 1999              Portland
Irvine, CA                      September 1999        Orange County
Fullerton, CA                   November 1999         Orange County/Los Angeles

   The Company was incorporated on January 15, 1997 in British Columbia, Canada as GrocerNet Home Shopping, Inc. On September 29, 1997, the Company reincorporated in Delaware as HomeGrocer.com, Inc.

   The Company has incurred significant operating losses since its inception. To date, the Company has financed its operations primarily through the issuance of equity securities. The Company's current expansion plans as well as costs associated with increasing its customer base in its existing markets will require additional financing. The Company believes that additional financing can be obtained from existing or new investors. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.

   Fiscal Year

   The Company reports on a 52/53 week fiscal year basis that ends on the Saturday nearest December 31. Because the Company commenced on January 15, 1997 (inception), the fiscal year ended January 3, 1998 was a 51-week year. Fiscal year 1998 was a 52-week year that ended on January 2, 1999.

   Interim Financial Information

   The interim financial information as of October 2, 1999 and for the 39 weeks ended October 3, 1998 and October 2, 1999 is unaudited, but has been prepared on the same basis as the audited financial statements and in the opinion of management, such unaudited financial information includes all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of the interim information. Operating results for the 39 weeks ended October 2, 1999 are not necessarily indicative of the results that may be expected for the 52 weeks ending January 1, 2000.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at fair market value, which approximates cost.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   Marketable Securities

   The Company considers all investments with a maturity of more than three months but less than one year when purchased and investments to be sold within one year to be short-term and available-for-sale. The Company's marketable securities consist primarily of commercial paper.

   Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash, cash equivalents and marketable securities. Banking with and purchasing commercial paper from credit-worthy institutions mitigates risks associated with cash, cash equivalents and marketable securities.

   Fair Value of Financial Instruments

   Financial instruments consist of cash and cash equivalents, marketable securities, capital lease and other long-term obligations. The carrying value of all financial instruments approximates fair market value.

   Inventories

   Inventories are stated at the lower of cost (using the weighted average cost method) or market. The Company's largest vendor accounted for approximately 29% of the Company's purchases in fiscal 1998. The vendor's inability to supply product in a timely manner or on terms acceptable to the Company would not adversely affect the Company's ability to meet customers' demands, as products are readily available from other sources.

   Fixed Assets

   Fixed assets are stated at cost less accumulated depreciation and amortization. Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from two to fifteen years. Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or lease term.

   The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company will write down the asset to its fair value based on the present value of estimated expected future cash flows. To date, no such impairment has been indicated.

   Restricted Cash

   The Company entered into various lease agreements requiring the Company to issue letters of credit. The bank has required the Company to maintain certain balances on deposit as security for the letters of credit. These letters of credit expire at various dates ranging from July 2000 through August 2015.

   Income Taxes

   The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

   Revenue Recognition

   The Company recognizes revenues from product sales, net of promotional discounts, when products are delivered to customers. The Company provides an allowance for sales returns, which have been insignificant, based upon historical experience.

   Advertising Costs

   The costs of advertising are expensed as incurred. The Company incurred advertising costs of $1.0 million, $789,000 and $3.1 million, respectively, for the 52 weeks ended January 2, 1999, and the 39 weeks ended October 3, 1998 and October 2, 1999, respectively. No similar costs were incurred in fiscal 1997.

   Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). APB No. 25 provides that the compensation expense related to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus Issue in 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

   Net Loss Per Share

   Net loss per share is calculated using the weighted average number of common shares outstanding less the number of shares subject to repurchase. Shares associated with outstanding stock options, warrants, redeemable preferred stock and convertible preferred stock are not included in the calculation of diluted loss per share because they are antidilutive.

   Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share is calculated using the weighted average number of common shares outstanding less shares subject to repurchase, including the pro forma effects of the automatic conversion of all outstanding redeemable preferred stock and convertible preferred stock into shares of common stock effective upon closing of the Company's initial public offering as if such conversion had occurred at the original date of issuance.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   The following table sets forth the computation of basic and diluted loss per share and pro forma basic and diluted loss per share for the periods indicated:

                          51 Weeks from    52 Weeks     39 Weeks     39 Weeks
                         January 15, 1997    Ended        Ended        Ended
                          (Inception) to  January 2,   October 3,   October 2,
                         January 3, 1998     1999         1998         1999
                         ---------------- -----------  -----------  -----------
                          (in thousands, except share and per share amounts)
Numerator:
  Net loss..............   $    (1,355)   $    (7,909) $    (4,815) $   (39,136)
                           ===========    ===========  ===========  ===========
Denominator:
  Weighted average
   common shares
   outstanding..........    15,868,041     13,833,333   14,315,018   16,259,711
  Less: Weighted average
   shares subject to
   repurchase
   agreements...........    (5,833,320)    (2,789,159)  (3,577,506)  (2,071,060)
                           -----------    -----------  -----------  -----------
  Denominator for basic
   and diluted
   calculation..........    10,034,721     11,044,174   10,737,512   14,188,651
  Weighted average
   effect of pro forma
   conversion of
   securities:
    Series A convertible
     preferred stock....           --       6,259,511    5,679,348    8,000,000
    Series B convertible
     preferred stock....           --       5,742,543    2,037,677   16,857,142
    Series C convertible
     preferred stock....           --             --           --    18,654,178
    Series D redeemable
     preferred stock....           --             --           --       113,679
                           -----------    -----------  -----------  -----------
  Denominator for pro
   forma basic and
   diluted..............    10,034,721     23,046,228   18,454,537   57,813,650
                           ===========    ===========  ===========  ===========
Net loss per share:
  Basic and diluted.....   $     (0.14)   $     (0.72) $     (0.45) $     (2.76)
                           ===========    ===========  ===========  ===========
  Pro forma basic and
   diluted..............   $     (0.14)   $     (0.34) $     (0.26) $     (0.68)
                           ===========    ===========  ===========  ===========

   At January 3, 1998, January 2, 1999, October 3, 1998 and October 2, 1999, 3,666,653, 7,642,986, 8,081,280 and 16,458,652, respectively, shares of common stock subject to repurchase, stock options and warrants were excluded from the computation of actual and pro forma diluted loss per share, as their impact was antidilutive. If the Company had reported net income, the calculation of earnings per share would have included the dilutive effect of these common stock equivalents using the treasury stock method. Subsequent to October 2, 1999 the Company sold an additional 8,062,726 shares of redeemable preferred stock.

   Comprehensive Income (Loss)

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 4, 1998. The Company has no items that would have been classified as other comprehensive income or loss.

   Segment Information

   In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 redefines how operating segments are determined and requires

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

disclosure of certain financial and descriptive information about a company's operating segments. The Company adopted SFAS No. 131 on January 4, 1998. Provisions of this statement require annual disclosure in the year of adoption and interim reporting for periods thereafter. The Company operates in one principal business segment across domestic markets.

   New Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results upon adoption.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. The Company adopted SOP 98-5 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results upon adoption.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not currently hold any derivative instruments.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company does not believe SAB No. 101 will have an impact on the way it currently recognizes revenue.

2. Fixed Assets

   Fixed assets, at cost, consist of the following (in thousands):

                                             January 3, January 2, October 2,
                                                1998       1999       1999
                                             ---------- ---------- -----------
                                                                   (unaudited)
   Computers, equipment and software........    $205      $  923     $ 8,499
   Machinery and equipment..................     --          --          396
   Furniture and fixtures...................     160         334         712
   Leasehold improvements...................      28         162         803
   Construction in progress.................     --          --       12,648
                                                ----      ------     -------
                                                 393       1,419      23,058
   Less accumulated depreciation and
    amortization............................      (7)       (182)     (1,233)
                                                ----      ------     -------
                                                $386      $1,237     $21,825
                                                ====      ======     =======

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   In July 1998, the Company entered into a sale leaseback transaction under which the Company sold assets with a total net book value of $522,000 to First Corporation. No gain or loss was recognized in connection with this sale leaseback transaction because the fair value of the equipment sold approximated net book value. The commitment for leasing this equipment is being recorded as an operating lease.

   At January 2, 1999 and October 2, 1999, fixed assets held under capital leases totaled $811,000 and $3,235,000, respectively, and accumulated amortization for these assets totaled $25,000 and $467,000, respectively. Construction in progress at October 2, 1999 represents leasehold improvements and equipment purchases related to CFCs which were not placed in service at October 2, 1999.

3. Debt

   Long-Term Debt

   The Company incurred debt of $400,000 through a credit facility with Silicon Valley Bank bearing interest at prime plus 1% (8.75% at January 2,
1999) and requiring 36 equal payments commencing January 1999. The general assets of the Company exclusive of intellectual property secured the facility. All amounts outstanding under the credit facility at January 2, 1999 were repaid in August 1999 and the agreement was terminated.

   Original maturities of notes payable were as follows (in thousands):

   Fiscal Year
   -----------
    1999................................................................... $122
    2000...................................................................  133
    2001...................................................................  133
    2002...................................................................   12
                                                                            ----
                                                                            $400
                                                                            ====

   The Company has entered into various Payment Plan Agreements with Oracle Credit Corporation. The dates of the agreements range from November 1998 through May 1999 and have payment terms ranging from seven to 12 quarters. The interest rates on the agreements range from 6.72% to 13.65%. As of October 2, 1999, the total amount outstanding under these agreements was $2.0 million.

   Convertible Promissory Notes

   In November and December 1997, the Company issued convertible promissory notes with an aggregate face amount of $900,000. The notes bear interest at 6% per annum and were convertible or redeemable upon completion of the Series A preferred stock financing. The notes also contained a provision providing for the issuance of warrants to purchase 1,800,000 shares of common stock at $0.38 per share and expire on December 31, 2000, but terminate earlier if not exercised prior to an initial public offering. The fair market value of these warrants was determined using the Black-Scholes pricing model to be $189,000 and was amortized to interest expense during fiscal 1997 and 1998. During the first 39 weeks of fiscal 1999, warrants to purchase 600,000 shares were exercised and the remaining warrants to purchase 1,200,000 shares are exercisable at October 2, 1999.

   In February 1998, holders of the convertible notes elected to convert $800,000 of the outstanding notes into 1,600,000 shares of Series A preferred stock. The Company redeemed the remaining $100,000 outstanding convertible notes.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   Outstanding Letters of Credit

   In 1998, the Company issued letters of credit with an aggregate amount of $68,000 to suppliers to guarantee payment on orders. The letters of credit are secured by time deposits that mature at the expiration date of the letters of credit. The deposits are reported as noncurrent other assets as the supplier and bank have required that the letters of credit and underlying deposits remain in place through the end of 1999.

4. Leases

   The Company leases its operating facility, certain operating equipment and its delivery fleet under noncancelable leases. The leases have lives of three to seven years without rights to extend the leases.

   Aggregate rental expense for the 51 weeks ended January 3, 1998, 52 weeks ended January 2, 1999 and the 39 weeks ended October 3, 1998 and October 2, 1999 was $50,000, $603,000, $500,000 and $1.7 million, respectively. Future minimum payments under capital leases and noncancelable operating leases during the next five years for leases with a remaining life in excess of one year at January 2, 1999 were as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   1999.......................................................  $267    $1,116
   2000.......................................................   267     1,044
   2001.......................................................   266       755
   2002.......................................................   133       329
   2003.......................................................   --        301
   Thereafter.................................................   --        456
                                                                ----    ------
   Total minimum payments.....................................   933    $4,001
                                                                        ======
   Less amount representing interest..........................   122
                                                                ----
   Present value of minimum lease payments....................   811
   Less current portion of capital lease obligations..........   209
                                                                ----
   Noncurrent capital lease obligations.......................  $602
                                                                ====

   In July and August 1998, the Company issued a warrant to purchase 304,120 shares of common stock in connection with equipment lease and loan agreements. The fair market value of this warrant was determined using the Black-Scholes pricing model to be $27,000 and is being amortized to interest expense over the terms of the agreements. This warrant has an exercise price of $0.50 per share and is exercisable on or before the later of seven years from the date of issuance, or three years from the closing of an initial public offering.

   In November 1998, the Company entered into a Master Lease Agreement with Comdisco, Inc. ("Comdisco"), under which Comdisco agreed to provide the Company lease financing, up to an aggregate purchase price of $3.0 million. Leases executed pursuant to this loan agreement aggregated to approximately $811,000 and provide for equal monthly payments over a 30 or 42-month term with implicit interest rates ranging from 9 to 18%. As of January 2, 1999, approximately $2.2 million was available under this agreement. The Company accounts for its obligations under the Master Lease Agreement as capital leases. As part of the Master Lease Agreement, the Company granted Comdisco a warrant to purchase 153,600 shares of Series C preferred stock at an exercise price of $0.78 per share. This warrant is exercisable for a period of seven years from the date of issuance or three years from the date of the Company's initial public offering, whichever is longer. The fair market value of this warrant was determined using the Black-Scholes pricing model to be $84,000.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   In August 1999, the Company entered into a Lease Agreement with Valley Freightliner, Inc ("VFI") and a related financing agreement with Mercedes-Benz Credit Corporation ("MBCC"). Under the terms of the agreement, the Company will lease its delivery fleet from VFI for a period of 84 months following receipt of the vehicles. The Company has no option to purchase the vehicles at any time and is obligated to pay VFI a guaranteed residual value of $12,500 per vehicle at the end of the lease term. The Company will account for its obligations under the Lease Agreement as capital leases. As of October 2, 1999, the Company had not recorded any fixed assets or capital lease obligations under this agreement. The financing agreement entered into with MBCC is a revolving line of credit. Under the agreement, the Company may borrow up to $10.0 million for the purchase of delivery vehicles or to finance the lease of such vehicles. Amounts available under the agreement will increase for every $50.0 million increase in the Company's shareholders' equity up to a maximum amount available of $20.0 million. The agreement restricts the Company's ability to pay dividends and the line of credit expires on June 30, 2000. Borrowings under the line are payable in 84 monthly installments.

   In September 1999, the Company entered into a Subordinated Loan and Security Agreement with Comdisco. Under the terms of the agreement, Comdisco agreed to loan up to $10.0 million to the Company in minimum installments of $1.0 million. Borrowings under the agreement are due and payable in 36 equal monthly payments and amounts outstanding bear interest at 11%. In connection with the Subordinated Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 275,862 shares of Series D preferred stock at an exercise price of $5.80 per share. The warrant is exercisable for a period of ten years from the date of issuance or five years from the date of the Company's initial public offering, whichever is earlier. The fair market value of this warrant was determined using the Black-Scholes pricing model to be $1.4 million and is being amortized as interest expense over 40 months which is the term of the underlying Subordinated Loan and Security Agreement.

5. Income Taxes

   The Company did not provide any current or deferred United States federal income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting primarily of net operating loss carryforwards, because management believes there is substantial uncertainty as to its ability to use such tax loss carryforwards.

   As of January 2, 1999, the Company had approximately $8.8 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, the Company incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended. The Company's anticipated initial public offering will most likely not cause an additional ownership change. Therefore, the Company's use of the $8.8 million of net operating losses incurred through January 2, 1999, as well as losses incurred subsequent thereto until the date of ownership change, will be limited to approximately $1.0 million per year in order to offset future taxable income. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                         January 3, January 2,
                                                            1998       1999
                                                         ---------- ----------
   Deferred tax assets:
   Net operating loss carryforwards.....................    $379      $2,796
   Accruals on financial statements in excess of tax
    returns.............................................      98         336
                                                           -----     -------
     Total deferred tax assets..........................     477       3,132
   Deferred tax liabilities--depreciation...............      23          46
     Net deferred tax assets............................     454       3,086
                                                           -----     -------
     Less valuation allowance...........................    (454)     (3,086)
                                                           -----     -------
                                                           $   0     $     0
                                                           =====     =======

   Because the Company's utilization of these deferred tax assets is dependent on future profits that are not assured, a valuation allowance equal to the deferred tax assets has been provided. The valuation reserve increased $2,632,000 during fiscal 1998.

6. Stockholders' Equity

   Common Stock

   In fiscal 1997, the Company sold 15,200,000 shares of common stock for $292,000.

   In September 1997, the Company's founders entered into common shareholders' agreements whereby the Company has the right to repurchase 6,000,000 shares of common stock held by the founders at the original purchase price of $0.0005 per share if their employment terminates under certain circumstances. The Company's right of repurchase lapses quarterly from December 31, 1997 through September 30, 2000. In addition, the Company has the option to purchase any unrestricted shares from the founders upon termination at fair market value.

   In December 1997, one founder left the employment of the Company. The Company exercised its repurchase right in February 1998 as to 2,000,000 shares for $1,000. In August 1998, another founder left the employment of the Company. The Company exercised its repurchase right as to 1,333,334 shares for $667. The Company did not exercise its right to purchase either of the founders' unrestricted shares.

   In August 1998, as a part of the Series B preferred stock financing, the lapsing schedule for the Company's remaining founder was accelerated such that his remaining shares would become fully vested by December 31, 1999. At January 2, 1999, and October 2, 1999, 566,600 and 66,560 shares, respectively, held by the remaining founder were subject to repurchase at the original purchase price under the common shareholders' agreement.

   Preferred Stock

   In February, April, June and July 1998, the Company issued 8,000,000 shares of Series A preferred stock. Net proceeds of $3.7 million were obtained from the conversion of $800,000 of notes for 1,600,000 shares, the sale of 5,900,000 shares at $0.50 per share and the issuance of 500,000 shares in exchange for services. In June 1998, the Company issued a warrant to purchase 965,666 shares of common stock to an investor as part of

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

the Series A preferred stock financing. The exercise price of this warrant is $0.50 per share and it is exercisable through December 31, 2000, but terminates earlier if not exercised prior to an initial public offering.

   In September 1998, 16,857,142 shares of Series B preferred stock were issued at a price of $0.35 per share, resulting in net proceeds of $5.9 million.

   In January and February 1999, certain preferred stock shareholders provided $2.0 million of bridge financing. In April and May 1999, 29,942,050 shares of Series C preferred stock were sold at a price of $1.75 per share, resulting in net proceeds of $52.4 million, including $1.7 million of shareholder loans obtained in 1999 that were converted into 969,464 shares of Series C preferred stock. As part of the Series C preferred stock offering agreement, the Company granted one of the Series C investors an initial public offering purchase option, which option has been waived.

   In September, October and November 1999, 18,407,546 shares of Series D preferred stock were sold at a price of $5.80 per share, resulting in net proceeds of $106.5 million. At October 2, 1999, net proceeds of $59.8 million from the sale of Series D preferred stock were classified on the balance sheet as redeemable preferred stock, because the Series D shareholders held the right to require the Company to repurchase their shares of Series D preferred stock if the Hart-Scott-Rodino Act ("HSR") waiting period on HSR filings had not expired by December 31, 1999. As of November 30, 1999, all waiting periods on HSR filings had expired.

   Subject to certain conditions, the preferred stock has mandatory conversion requirements in the event of a qualified initial public offering of the Company's common stock in which net proceeds exceed $75.0 million and a price of not less than $5.80 per share, or if a majority of the preferred stockholders, voting as a single class, elects to convert to common stock. In the event of any distribution of assets upon liquidation of the Company, holders of Series A, Series B, Series C and Series D preferred stock shall first receive a liquidation preference of $0.50 per share, $0.35 per share, $1.75 per share and $5.80 per share respectively, plus cumulative dividends, if and when declared, at an annual rate of 9%. Each share of outstanding preferred stock has voting rights equivalent to the number of common shares issuable, if converted.

   Stock Option Plan

   In October 1997, the Company adopted the 1997 Stock Incentive Compensation Plan (the "1997 Plan"), under which the Company grants incentive stock options and nonqualified stock options to employees, officers and consultants. Incentive stock options are exercisable at prices that are no less than the fair market value of the stock on the date of grant. Generally, options granted under the 1997 Plan become exercisable immediately and vest over four years. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services and such restrictions lapse over the original vesting schedule. Nonqualified stock options are granted at a price and vesting period determined by the Board of Directors. Options under the 1997 Plan generally have a term of ten years. The 1997 Plan expires ten years from the date of adoption.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

   A summary of activity related to the Company's stock option plan follows:

                                  Shares Available             Weighted-Average
                                  for Future Grant  Options     Exercise Price
                                  ---------------- ----------  ----------------
1997 Plan adoption...............    10,124,334           --        $ --
  Granted........................    (4,509,000)    4,509,000        0.24
  Canceled.......................       656,000      (656,000)       0.25
                                     ----------    ----------
Balance, January 2, 1999.........     6,271,334     3,853,000        0.24
  1997 Plan amendment............     5,800,000           --          --
  Granted........................    (6,789,800)    6,789,800        0.43
  Exercised......................           --     (4,137,770)       0.26
  Repurchase of restricted
   shares........................         6,000           --         0.25
  Canceled.......................       315,730      (315,730)       0.30
                                     ----------    ----------
Balance, October 2, 1999.........     5,603,264     6,189,300       $0.43
                                     ==========    ==========

   The following information is provided for options outstanding and exercisable at January 2, 1999:

                                   Outstanding                  Vested and Exercisable
                   ------------------------------------------- ------------------------
                                              Weighted-Average
                                                 Remaining                 Weighted-
      Exercise     Number of Weighted-Average   Contractual    Number of    Average
     Price Range    Options   Exercise Price    Life (Years)    Options  Exercise Price
     -----------   --------- ---------------- ---------------- --------- --------------
     $0.09           160,000      $0.09             9.3          160,000     $0.09
      0.25         3,693,000       0.25             9.5        1,818,500      0.25
                   ---------                                   ---------
                   3,853,000                                   1,978,500
                   =========                                   =========

   Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation was recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $44.7 million for the 39 weeks ended October 2, 1999 and will amortize the deferred stock-based compensation over the vesting period of the underlying options. Amortization of deferred stock-based compensation was $12.9 million for the 39 weeks ended October 2, 1999.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   Had the Company elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS 123, the pro forma net loss would have been as follows (in thousands, except per share amounts):

                                                                        1998
                                                                       -------
   Net loss, as reported.............................................. $(7,909)
   Incremental pro forma compensation expense under SFAS 123..........    (111)
                                                                       -------
   Pro forma net loss under SFAS 123.................................. $(8,020)
                                                                       =======
   Basic and diluted net loss per share, as reported.................. $ (0.72)
                                                                       =======
   Basic and diluted net loss per share, pro forma.................... $ (0.73)
                                                                       =======
   Pro forma basic and diluted net loss per share, as reported........ $ (0.34)
                                                                       =======
   Pro forma basic and diluted net loss per share, pro forma.......... $ (0.35)
                                                                       =======

   The fair value of each option grant was estimated on the date of grant using the minimum value method. For 1998, the weighted-average values were estimated using an average expected life of 3.4 years, risk-free interest rates from 4.2% to 5.6%, and no dividends. The weighted-average fair value for options granted during 1998 was $0.04 per share. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the results of operations.

   Common Stock Reserved

   The following shares of common stock were reserved for future issuance:

                                                                     January 2,
                                                                        1999
                                                                     ----------
   Outstanding stock options.......................................   3,853,000
   Stock options available for future grant........................   6,271,334
   Warrants to purchase common stock...............................   3,069,786
   Conversion of convertible preferred stock:
    Series A.......................................................   8,000,000
    Series B.......................................................  16,857,142
   Warrant to purchase Series C preferred stock that is convertible
    to common stock................................................     153,600
                                                                     ----------
   Total common shares reserved for future issuance................  38,204,862
                                                                     ==========

   Stock Option Grants and Restricted Stock Sales

   In September 1999, two officers of the Company were granted nonqualified stock options to purchase 6,150,000 shares of the Company's common stock for $0.45 per share. The options were granted outside of the Company's 1997 Plan and vest over periods of four years. The option agreements also provide that in the event the officer's employment is terminated for other than cause or in the event of a change in control whereby the officer is not offered a position with similar responsibilities, additional shares will vest to the officer. These shares are subject to a repurchase option which gives the Company the right to purchase such shares at a price equal to that paid by the officers. The repurchase option expires over the original vesting schedule of the underlying

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)

option. In addition to the stock options, in September 1999, the Company sold 2,050,000 shares of restricted common stock to the same two officers at $0.45 per share. The shares are fully vested but are subject to a right of first refusal, whereby the Company has the right to purchase the shares for the same price and terms as offered to the officers by a third party. This right expires upon the Company's successful completion of an initial public offering.

   In September 1999, the Company loaned the two officers $3,231,000 to enable them to exercise the stock options granted to them and purchase the restricted shares of the Company's common stock. The promissory notes are with full recourse against the officers, bear interest at 5.98% and are payable in full on September 9, 2004. Principal amounts outstanding under the notes are reflected as a component of shareholders' equity.

7. Commitments and Contingencies

   The Company entered into a service agreement in April 1997 with a consultant pursuant to which the Company issued 800,000 shares of common stock ($230,000) in 1997 and 500,000 shares of Series A preferred stock ($250,000) in 1998 for services provided. In October 1998, the service agreement was terminated and the consultant returned 250,000 shares of common stock.

   The Company is party to routine claims and litigation incidental to its business. The Company believes the ultimate resolution of these routine matters will not have a material adverse effect on its financial position and results of operations.

8. Employee Benefit Plan

   The Company has a 401(k) Plan that is available to all employees over the age of 21 who have been with the Company over 90 days and work over 1,000 hours per year. Eligible employees may contribute up to 20% of their annual compensation to the 401(k) Plan, subject to limitations imposed by federal income tax regulations. Each participant is fully vested in his or her deferred salary contribution. The Company matches participants' contributions to the 401(k) Plan up to 5% of the participants' compensation. The Company's fiscal 1998 matching contribution was $23,000. The Company's matching contributions vest 33% after two years of service, 66% after three years of service and 100% after four years of service.

9. Subsequent Events

   Stock Split

   In November 1999, the shareholders approved a two-for-one stock split of shares, warrants and options outstanding which became effective on November 23, 1999. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

   Proposed Initial Public Offering of Common Stock

   On December 14, 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as currently expected, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma shareholders' equity at October 2, 1999 reflects the anticipated conversion of all outstanding shares of Series A, Series B, Series C and Series D preferred stock into 65,144,012 shares of common stock upon completion of the offering and change in the capital structure of the Company.

                             HOMEGROCER.COM, INC.

         (Information as of October 2, 1999 and for the 39 weeks ended
               October 3, 1998 and October 2, 1999 is unaudited)


   Stock Option and Employee Stock Purchase Plans

   In November 1999, the Company granted options to employees and non-employee directors to purchase 3,202,000 shares of its common stock. Included in the November 1999 grant is an initial option grant to an officer to purchase 1,200,000 shares of common stock. The exercise price of the options granted was equal to the deemed fair value of the underlying common stock on the date of grant or $2.50 per share.

   On December 14, 1999, the Company's 1999 Stock Incentive Plan ("1999 Stock Plan") was adopted by the Board of Directors, subject to shareholder approval. A total of 12,500,000 shares have been reserved for issuance under the plan subject to an annual increase on the first day of each of the Company's next five fiscal years beginning in fiscal 2001 equal to the lesser of 2,500,000 shares or 2.5% of outstanding shares on the last day of the preceding fiscal year. The number of options granted, the exercise price of the option and the option vesting period will be determined by the plan administrator, subject to certain restrictions. Unless terminated earlier by the Board of Directors, the plan will terminate in December 2009.

   On December 14, 1999, the Company's 1999 Directors' Stock Option Plan ("1999 Directors' Plan") was adopted by the Board of Directors, subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the plan. The 1999 Directors' Plan provides for a nonstatutory stock option grant to purchase 20,000 shares of common stock on the date on which the individual becomes a non-employee director. Thereafter, on the date of the Company's annual shareholders' meeting, each non-employee director who has served as a director of the Company for six months will be granted an additional option to purchase 5,000 shares. Options granted under the plan will vest ratably over four years and have a term of 10 years. Unless terminated earlier, the plan will terminate in December 2009.

   On December 14, 1999, the Company's 1999 Employee Stock Purchase Plan ("1999 Purchase Plan") was adopted by the Board of Directors, subject to shareholder approval. If approved by the shareholders, the 1999 Purchase Plan will become effective upon the completion of the initial public offering. A total of 3,000,000 shares of common stock has been reserved for issuance under the plan plus an annual automatic increase on the first day of each fiscal year beginning in 2001 and continuing through 2005 equal to the lesser of 500,000 shares, 0.5% of our outstanding shares or the number of shares determined by the Board of Directors. Under the plan, eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first or last day of the previous six or 12 months. Employees may end their participation in the plan at any time during the offering period. Unless terminated earlier, the plan will terminate in December 2019.

   Commitments

   As of November 30, 1999, the Company has signed agreements to purchase additional delivery vehicles with an estimated cost of $40.8 million.

   As of November 30, 1999, in addition to the four CFCs currently in operation, the Company had signed agreements to lease three additional CFCs. The Company's minimum lease commitments related to the seven CFCs and its corporate headquarters totaled approximately $84.0 million over 15 years.

                                [Color Artwork]

                    [Description to be Filed by Amendment]

                                   [ARTWORK]
     [Photograph of the back of a HomeGrocer.com delivery truck displaying
                          HomeGrocer.com's peach logo]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued               , 2000

                                        Shares

                            [LOGO OF HOMEGROCER.COM]

                                  Common Stock

                                 ------------

HomeGrocer.com, Inc. is offering              shares of common stock. This is
our initial public offering and no public market currently exists for our shares.

                                 ------------

We will apply to list our common stock on the Nasdaq National Market under the symbol "HOMG."

                                 ------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                 ------------

                              PRICE $      A SHARE

                                 ------------

                                                    Underwriting
                                          Price to  Discounts and  Proceeds to
                                           Public    Commissions  HomeGrocer.com
                                          --------  ------------- --------------
Per Share................................   $           $             $
Total.................................... $           $             $

HomeGrocer.com has granted the underwriters the right to purchase up to an
additional     shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the shares of
common stock to purchasers on          , 2000.

                                 ------------

MORGAN STANLEY DEAN WITTER            DONALDSON, LUFKIN & JENRETTE INTERNATIONAL

HAMBRECHT & QUIST

                   BANC OF AMERICA SECURITIES LLC

                                                             J.C. BRADFORD & CO.


     , 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by HomeGrocer.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
     SEC registration fee............................................      *
     NASD filing fee.................................................      *
     Nasdaq National Market listing fee..............................      *
     Printing and engraving expenses.................................      *
     Legal fees and expenses.........................................      *
     Accounting fees and expenses....................................      *
     Blue Sky qualification fees and expenses........................      *
     Transfer Agent and Registrar fees...............................      *
     Miscellaneous fees and expenses.................................      *
         Total.......................................................      *

--------
* to be filed by amendment

Item 14. Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The Registrant's Amended and Restated Articles of Incorporation (Exhibit 3.2 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

   The registrant has entered into indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.21 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 15. Recent Sales of Unregistered Securities

   Since inception, HomeGrocer.com has sold and issued the following securities:

     1. From inception to November 30, 1999, HomeGrocer.com issued 14,528,800 options to purchase common stock of HomeGrocer.com with a weighted average price of $0.83 to a number of employees and directors of and consultants to HomeGrocer.com.

     2. On February 11, 1998, April 3, 1998, June 2, 1998 and July 16, 1998,
  HomeGrocer.com issued 8,000,000 shares of its Series A preferred stock to investors for aggregate cash consideration of $4,000,000.

     3. On September 1, 1998, HomeGrocer.com issued 16,857,142 shares of its Series B preferred stock to investors for aggregate cash consideration of approximately $5,900,000.

     4. On April 13, 1999 and May 13, 1999, HomeGrocer.com issued 29,942,050 shares of its Series C preferred stock to investors for aggregate cash consideration of approximately $52,399,000.

     5. On September 30, 1999, October 13, 1999, October 29, 1999, November 12, 1999 and November 18, 1999, HomeGrocer.com issued 18,407,546 shares of its Series D preferred stock to investors for aggregate cash consideration of approximately $106,764,000.

     6. On September 9, 1999, the Company granted two officers options to purchase an aggregate of 6,150,000 shares of common stock and the two officers exercised the options to purchase the shares on that date. The options were exercised for aggregate consideration of $5,535,000 in the form of cash and promissory notes from the officers. Additionally, on September 9, 1999, the Company sold the two officers an aggregate of 2,050,000 shares of common stock for aggregate consideration of $1,845,000 in the form of cash and promissory notes from the officers.

   The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 1 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with HomeGrocer.com, to information about HomeGrocer.com.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Restated Certificate of Incorporation of HomeGrocer.com.

  3.2*  Amended and Restated Articles of Incorporation of HomeGrocer.com
        (proposed).

  3.3   Bylaws of HomeGrocer.com.

  3.4*  Amended and Restated Bylaws of HomeGrocer.com (proposed).

  4.1*  Specimen Stock Certificate.

  4.2   Third Amended and Restated Investors Rights Agreement dated September
        30, 1999, as amended.

  4.3   Warrant Agreement to purchase Series C Preferred Stock dated November
        9, 1998 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.4   Warrant Agreement to purchase Series D Preferred Stock dated September
        15, 1999 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.5 Form of Common Stock Purchase Warrant issued by HomeGrocer.com to certain lenders.

  4.6 Form of Common Stock Warrant Certificate issued by HomeGrocer.com in connection with its preferred stock financings.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.


 Number                               Description
 ------                               -----------
 10.1*+ Advertising Agreement dated November 18, 1999 between HomeGrocer.com and Amazon.com, LLC.

 10.2   Lease Agreement dated August 16, 1999 between HomeGrocer.com and Valley
        Freightliner, Inc.

 10.3   Revolving Line of Credit Commitment Letter dated June 11, 1999 by
        Mercedes-Benz Credit Corporation in favor of HomeGrocer.com, Inc.

 10.4 Master Lease Agreement dated November 9, 1998 between HomeGrocer.com and Comdisco, Inc.

 10.5   Addendum to Master Lease Agreement dated as of November 9, 1999 between
        HomeGrocer.com and Comdisco, Inc.

 10.6 Subordinated Loan and Security Agreement dated September 15, 1999 between HomeGrocer.com and Comdisco, Inc.
 10.7   Form of Promissory Note dated September 9, 1999 issued by Mary Alice
        Taylor in favor of HomeGrocer.com.

 10.8   Form of Promissory Note dated September 9, 1999 issued by J. Terrence
        Drayton in favor of HomeGrocer.com.

 10.9*  Employment Agreement dated September 2, 1999 between HomeGrocer.com and
        Mary Alice Taylor.

 10.10* Employment Agreement dated June 1, 1999 between HomeGrocer.com and J.
        Terrence Drayton.

 10.11* Employment Agreement dated November 3, 1999 between HomeGrocer.com and
        Daniel R. Lee.

 10.12* Employment Agreement dated August 31, 1999 between HomeGrocer.com and
        David A. Pace.

 10.13 Facility Lease dated May 19, 1999 between HomeGrocer.com, as sublessee, and The Plaza at Yarrow Bay, LLC.

 10.14 Facility Sublease dated July 22, 1999 between HomeGrocer.com, as sublessor, and AT&T Wireless Services of Washington, Inc.

 10.15 Facility Sublease dated April 8, 1999 between HomeGrocer.com, as sublessee, and Delta Engineering and Manufacturing.

 10.16 Facility Lease dated July 23, 1999 between HomeGrocer.com, as lessee, and Exposition Property Associates (interest transferred from The
        Ezralow Company, LLC).

 10.17 Facility Lease dated November 4, 1996 between HomeGrocer.com, as successor in interest to the lessee, and Benaroya Capital Company, LLC.

 10.18 Facility Sublease dated June 24, 1999 between HomeGrocer.com, as sublessor, and A&M Warehouses, Incorporated.

 10.19 Facility Lease dated July 8, 1999 between HomeGrocer.com, as lessee, and Lincoln-RECP Fullerton OPCO, LLC.

 10.20 Facility Lease dated August 10, 1999 between HomeGrocer.com, as lessee, and Realty Associates Iowa Corporation.

 10.21* Facility Lease dated May 24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint Venture.

 10.22  Amendment No. 1 dated June 21, 1999 to the Facility Lease dated May 24,
        1999 between HomeGrocer.com, as sublessee, and The Concourse Joint
        Venture.

 10.23 Facility Sublease dated November 15, 1999 between HomeGrocer.com, as sublessee, and Thyssen Dover Elevator.

 10.24 Facility Lease dated November 15, 1999 between HomeGrocer.com, as lessee, and Watson Partners, L.P.

 10.25 Form of Indemnification Agreement between HomeGrocer.com and each of its Officers and Directors.

 10.26* 1997 Stock Incentive Compensation Plan dated April 1997.

 10.27* 1999 Stock Incentive Plan dated December 1999.


 Number                          Description
 ------                          -----------
 10.28* 1999 Employee Stock Purchase Plan dated December 1999.

 10.29* 1999 Directors' Stock Option Plan dated December 1999.

 21.1   List of Subsidiaries.

 23.1   Consent of Ernst & Young, LLP

 23.2*  Consent of Venture Law Group (included in Exhibit 5.1).

 24.1   Power of Attorney (included in signature page to Registration
        Statement).

 27.1   Financial Data Schedule.

--------
* To be filed by amendment.
+ Confidential treatment has been requested for portions of the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission under our application for confidential treatment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, State of Washington on December 17, 1999.

                                          HomeGrocer.com, Inc.

                                                 /s/ Mary Alice Taylor
                                          By: _________________________________
                                                     Mary Alice Taylor
                                              Chairman of the Board and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Mary Alice Taylor and Daniel R. Lee, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ Mary Alice Taylor           Chairman of the Board and   December 17, 1999
______________________________________  Chief Executive Officer
          Mary Alice Taylor

         /s/ Daniel R. Lee             Chief Financial Officer     December 17, 1999
______________________________________
            Daniel R. Lee

      /s/ J. Terrence Drayton          President and Director      December 17, 1999
______________________________________
         J. Terrence Drayton

         /s/ Tom A. Alberg             Director                    December 17, 1999
______________________________________
            Tom A. Alberg

        /s/ Charles K. Barbo           Director                    December 17, 1999
______________________________________
           Charles K. Barbo

       /s/ James L. Barksdale          Director                    December 17, 1999
______________________________________
          James L. Barksdale

       /s/ Mark P. Gorenberg           Director                    December 17, 1999
______________________________________
          Mark P. Gorenberg

              Signature                          Title                   Date
              ---------                          -----                   ----
      /s/ Jonathan D. Lazarus          Director                    December 17, 1999
______________________________________
         Jonathan D. Lazarus

       /s/ Douglas Mackenzie           Director                    December 17, 1999
______________________________________
          Douglas Mackenzie

          /s/ David Risher             Director                    December 17, 1999
______________________________________
             David Risher

       /s/ Philip S. Schlein           Director                    December 17, 1999
______________________________________
          Philip S. Schlein

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Restated Certificate of Incorporation of HomeGrocer.com.

  3.2*  Amended and Restated Articles of Incorporation of HomeGrocer.com
        (proposed).

  3.3   Bylaws of HomeGrocer.com.

  3.4*  Amended and Restated Bylaws of HomeGrocer.com (proposed).

  4.1*  Specimen Stock Certificate.

  4.2   Third Amended and Restated Investors Rights Agreement dated September
        30, 1999, as amended.

  4.3   Warrant Agreement to purchase Series C Preferred Stock dated November
        9, 1998 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.4   Warrant Agreement to purchase Series D Preferred Stock dated September
        15, 1999 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.5 Form of Common Stock Purchase Warrant issued by HomeGrocer.com to certain lenders.

  4.6 Form of Common Stock Warrant Certificate issued by HomeGrocer.com in connection with its preferred stock financings.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1*+ Advertising Agreement dated November 18, 1999 between HomeGrocer.com and Amazon.com, LLC.

 10.2   Lease Agreement dated August 16, 1999 between HomeGrocer.com and Valley
        Freightliner, Inc.

 10.3   Revolving Line of Credit Commitment Letter dated June 11, 1999 by
        Mercedes-Benz Credit Corporation in favor of HomeGrocer.com, Inc.

 10.4 Master Lease Agreement dated November 9, 1998 between HomeGrocer.com and Comdisco, Inc.

 10.5   Addendum to Master Lease Agreement dated as of November 9, 1999 between
        HomeGrocer.com and Comdisco, Inc.

 10.6 Subordinated Loan and Security Agreement dated September 15, 1999 between HomeGrocer.com and Comdisco, Inc.

 10.7   Form of Promissory Note dated September 9, 1999 issued by Mary Alice
        Taylor in favor of HomeGrocer.com.

 10.8   Form of Promissory Note dated September 9, 1999 issued by J. Terrence
        Drayton in favor of HomeGrocer.com.

 10.9*  Employment Agreement dated September 2, 1999 between HomeGrocer.com and
        Mary Alice Taylor.

 10.10* Employment Agreement dated June 1, 1999 between HomeGrocer.com and J.
        Terrence Drayton.

 10.11* Employment Agreement dated November 3, 1999 between HomeGrocer.com and
        Daniel R. Lee.

 10.12* Employment Agreement dated August 31, 1999 between HomeGrocer.com and
        David A. Pace.

 10.13 Facility Lease dated May 19, 1999 between HomeGrocer.com, as sublessee, and The Plaza at Yarrow Bay, LLC.

 10.14 Facility Sublease dated July 22, 1999 between HomeGrocer.com, as sublessor, and AT&T Wireless Services of Washington, Inc.


 Number                               Description
 ------                               -----------
 10.15  Facility Sublease dated April 8, 1999 between HomeGrocer.com, as sublessee, and Delta Engineering and Manufacturing.

 10.16 Facility Lease dated July 23, 1999 between HomeGrocer.com, as lessee, and Exposition Property Associates (interest transferred from The
        Ezralow Company, LLC).

 10.17 Facility Lease dated November 4, 1996 between HomeGrocer.com, as successor in interest to the lessee, and Benaroya Capital Company, LLC.

 10.18 Facility Sublease dated June 24, 1999 between HomeGrocer.com, as sublessor, and A&M Warehouses, Incorporated.

 10.19 Facility Lease dated July 8, 1999 between HomeGrocer.com, as lessee, and Lincoln-RECP Fullerton OPCO, LLC.

 10.20 Facility Lease dated August 10, 1999 between HomeGrocer.com, as lessee, and Realty Associates Iowa Corporation.

 10.21* Facility Lease dated May 24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint Venture.

 10.22  Amendment No. 1 dated June 21, 1999 to the Facility Lease dated May 24,
        1999 between HomeGrocer.com, as sublessee, and The Concourse Joint
        Venture.

 10.23 Facility Sublease dated November 15, 1999 between HomeGrocer.com, as sublessee, and Thyssen Dover Elevator.
 10.24 Facility Lease dated November 15, 1999 between HomeGrocer.com, as lessee, and Watson Partners, L.P.

 10.25 Form of Indemnification Agreement between HomeGrocer.com and each of its Officers and Directors.

 10.26* 1997 Stock Incentive Compensation Plan dated April 1997.

 10.27* 1999 Stock Incentive Plan dated December 1999.

 10.28* 1999 Employee Stock Purchase Plan dated December 1999.

 10.29* 1999 Directors' Stock Option Plan dated December 1999.

 21.1   List of Subsidiaries.

 23.1   Consent of Ernst & Young, LLP

 23.2*  Consent of Venture Law Group (included in Exhibit 5.1).

 24.1   Power of Attorney (included in signature page to Registration
        Statement).

 27.1   Financial Data Schedule.

--------
* To be filed by amendment.
+ Confidential treatment has been requested for portions of the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission under our application for confidential treatment.